Filed with the Securities and Exchange Commission on November 2, 2026

1933 Act Registration File No. 033-20827

1940 Act Registration File No. 811-05518

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933		[	X	]
Pre-Effective Amendment No.		[		]
Post-Effective Amendment No.	417	[	X	]

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940		[	X	]
Amendment No.	422	[	X	]

(Check Appropriate Box or Boxes)

THE RBB FUND, INC.

(Exact Name of Registrant as Specified in Charter)

615 East Michigan Street
Milwaukee, Wisconsin 53202

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: (609) 731-6256

Copies to:

STEVEN PLUMP	JILLIAN L. BOSMANN, ESQUIRE
The RBB Fund, Inc.	Faegre Drinker Biddle & Reath LLP
615 East Michigan Street	One Logan Square, Suite 2000
Milwaukee, Wisconsin 53202-5207	Philadelphia, Pennsylvania 19103-6996

This post-effective amendment will become effective immediately pursuant to Rule 462(d).

EXPLANATORY NOTE

This Post-Effective Amendment No. 417 (“Amendment”) to the Registration Statement on Form N-1A (File No. 33-20827) of The RBB Fund, Inc. (the “Registration Statement”) is being filed pursuant to 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of adding Exhibits (j)(1) and (j)(2) to the Registration Statement. Exhibits (j)(1) and (j)(2) are the consent of the independent registered public accounting firm.

This Amendment consists of the following: (1) Facing sheet of the Registration Statement; and (2) Part C of the Registration Statement (including signature page). The Prospectus (Part A) and Statement of Additional Information (Part B) are incorporated by reference to (a) the Prospectus and Statement of Additional Information filed pursuant to Rule 497(c) under the Securities Act on January 5, 2026, within five days of the effectiveness of Post-Effective Amendment No. 381 to the Registration Statement on Form N-1A of The RBB Fund, Inc., which was filed on December 30, 2025 for the Abbey Capital Futures Strategy Fund, Abbey Capital Multi Asset Fund, Boston Partners All-Cap Value Fund, Boston Partners Global Equity Fund, Boston Partners Long/Short Equity Fund, Boston Partners Long/Short Research Fund, Boston Partners Small Cap Value Fund II, Boston Partners Global Sustainability Fund, WPG Partners Select Small Cap Value Fund, WPG Partners Small Cap Value Diversified Fund, Campbell Systematic Macro Fund, SGI Enhanced Market Leaders ETF, SGI Small Cap Core Fund, SGI U.S. Large Cap Equity Fund, SGI Global Equity Fund, SGI Peak Fund, SGI Prudent Fund, SGI Dynamic Tactical ETF, SGI U.S. Large Cap Core ETF, SGI Enhanced Core ETF, SGI Enhanced Global Income ETF, and SGI Enhanced Nasdaq-100 ETF, in each case as supplemented, and (b) the Prospectus and Statement of Additional Information filed on Post-Effective Amendment No. 403 to the Registration Statement on Form N-1A of The RBB Fund, Inc., which was filed on July 2, 2026 for the Boston Partners All-Cap Value Fund, Boston Partners Global Equity Fund, Boston Partners Long/Short Equity Fund, Boston Partners Long/Short Research Fund, Boston Partners Small Cap Value Fund II, WPG Partners Select Small Cap Value Fund, and WPG Partners Small Cap Value Diversified Fund. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 417 shall become effective immediately upon filing with the Securities and Exchange Commission.

PART C: OTHER INFORMATION

Item 28.	EXHIBITS

(a)		Articles of Incorporation.

(1)

Articles of Incorporation of Registrant are incorporated herein by reference to Registrant’s Registration Statement (No. 33-20827) filed on March 24, 1988, and refiled electronically with Post-Effective Amendment No. 61 to Registrant’s Registration Statement filed on October 30, 1998.

(2)

Articles Supplementary of Registrant are incorporated herein by reference to Registrant’s Registration Statement (No. 33-20827) filed on March 24, 1988, and refiled electronically with Post-Effective Amendment No. 61 to Registrant’s Registration Statement filed on October 30, 1998.

(3)

Articles of Amendment to Articles of Incorporation of Registrant are incorporated herein by reference to Pre-Effective Amendment No. 2 to Registrant’s Registration Statement (No. 33-20827) filed on July 12, 1988, and refiled electronically with Post-Effective Amendment No. 61 to Registrant’s Registration Statement filed on October 30, 1998.

(4)

Articles Supplementary of Registrant are incorporated herein by reference to Pre-Effective Amendment No. 2 to Registrant’s Registration Statement (No. 33-20827) filed on July 12, 1988, and refiled electronically with Post-Effective Amendment No. 61 to Registrant’s Registration Statement filed on October 30, 1998.

(5)

Articles Supplementary of Registrant are incorporated herein by reference to Post-Effective Amendment No. 3 to the Registrant’s Registration Statement (No. 33-20827) filed on April 27, 1990, and refiled electronically with Post-Effective Amendment No. 61 to Registrant’s Registration Statement filed on October 30, 1998.

(6)

Articles Supplementary of Registrant are incorporated herein by reference to Post-Effective Amendment No. 4 to the Registrant’s Registration Statement (No. 33-20827) filed on May 1, 1990, and refiled electronically with Post-Effective Amendment No. 61 to Registrant’s Registration Statement filed on October 30, 1998.

(7)

Articles Supplementary of Registrant are incorporated herein by reference to Post-Effective Amendment No. 7 to the Registrant’s Registration Statement (No. 33-20827) filed on July 15, 1992, and refiled electronically with Post-Effective Amendment No. 61 to Registrant’s Registration Statement filed on October 30, 1998.

(8)

Articles Supplementary of Registrant are incorporated herein by reference to Post-Effective Amendment No. 8 to the Registrant’s Registration Statement (No. 33-20827) filed on October 22, 1992, and refiled electronically with Post-Effective Amendment No. 61 to Registrant’s Registration Statement filed on October 30, 1998.

(9)

Articles Supplementary of Registrant are incorporated herein by reference to Post-Effective Amendment No. 13 to the Registrant’s Registration Statement (No. 33-20827) filed on October 29, 1993, and refiled electronically with Post-Effective Amendment No. 61 to Registrant’s Registration Statement filed on October 30, 1998.

(10)

Articles Supplementary of Registrant are incorporated herein by reference to Post-Effective Amendment No. 13 to the Registrant’s Registration Statement (No. 33-20827) filed on October 29, 1993, and refiled electronically with Post-Effective Amendment No. 61 to Registrant’s Registration Statement filed on October 30, 1998.

(11)

Articles Supplementary of Registrant are incorporated herein by reference to Post-Effective Amendment No. 22 to the Registrant’s Registration Statement (No. 33-20827) filed on December 19, 1994, and refiled electronically with Post-Effective Amendment No. 61 to Registrant’s Registration Statement filed on October 30, 1998.

(12)

Articles Supplementary of Registrant are incorporated herein by reference to Post-Effective Amendment No. 22 to the Registrant’s Registration Statement (No. 33-20827) filed on December 19, 1994, and refiled electronically with Post-Effective Amendment No. 61 to Registrant’s Registration Statement filed on October 30, 1998.

(13)

Articles Supplementary of Registrant are incorporated herein by reference to Post-Effective Amendment No. 22 to the Registrant’s Registration Statement (No. 33-20827) filed on December 19, 1994, and refiled electronically with Post-Effective Amendment No. 61 to Registrant’s Registration Statement filed on October 30, 1998.

(14)

Articles Supplementary of Registrant are incorporated herein by reference to Post-Effective Amendment No. 22 to the Registrant’s Registration Statement (No. 33-20827) filed on December 19, 1994, and refiled electronically with Post-Effective Amendment No. 61 to Registrant’s Registration Statement filed on October 30, 1998.

(15)	Articles Supplementary of Registrant are incorporated herein by reference to Post-Effective Amendment No. 27 to the Registrant’s Registration Statement (No. 33-20827) filed on March 31, 1995.

(16)	Articles Supplementary of Registrant are incorporated herein by reference to Post-Effective Amendment No. 34 to the Registrant’s Registration Statement (No. 33-20827) filed on May 16, 1996.

(17)	Articles Supplementary of Registrant are incorporated herein by reference to Post-Effective Amendment No. 39 to the Registrant’s Registration Statement (No. 33-20827) filed on October 11, 1996.

(18)	Articles Supplementary of Registrant are incorporated herein by reference to Post-Effective Amendment No. 45 to the Registrant’s Registration Statement (No. 33-20827) filed on May 9, 1997.

(19)

Articles of Amendment to Charter of the Registrant are incorporated herein by reference to Post-Effective Amendment No. 46 to the Registrant’s Registration Statement (No. 33-20827) filed on September 25, 1997.

(20)	Articles Supplementary of Registrant are incorporated herein by reference to Post-Effective Amendment No. 46 to the Registrant’s Registration Statement (No. 33-20827) filed on September 25, 1997.

(21)	Articles Supplementary of Registrant are incorporated herein by reference to Post-Effective Amendment No. 60 to the Registrant’s Registration Statement (No. 33-20827) filed on October 29, 1998.

(22)	Articles Supplementary of Registrant are incorporated herein by reference to Post-Effective Amendment No. 60 to the Registrant’s Registration Statement (No. 33-20827) filed on October 29, 1998.

(23)	Articles Supplementary of Registrant are incorporated herein by reference to Post-Effective Amendment No. 63 to the Registrant’s Registration Statement (No. 33-20827) filed on December 14, 1998.

(24)	Articles Supplementary of Registrant are incorporated herein by reference to Post-Effective Amendment No. 63 to the Registrant’s Registration Statement (No. 33-20827) filed on December 14, 1998.

(25)	Articles Supplementary of Registrant are incorporated herein by reference to Post-Effective Amendment No. 67 to the Registrant’s Registration Statement (No. 33-20827) filed on September 30, 1999.

(26)	Articles Supplementary of Registrant are incorporated herein by reference to Post-Effective Amendment No. 69 to the Registrant’s Registration Statement (No. 33-20827) filed on November 29, 1999.

(27)

Articles of Amendment to Charter of the Registrant are incorporated herein by reference to Post-Effective Amendment No. 71 to the Registrant’s Registration Statement (No. 33-20827) filed on December 29, 2000.

(28)	Articles Supplementary of Registrant are incorporated herein by reference to Post-Effective Amendment No. 71 to the Registrant’s Registration Statement (No. 33-20827) filed on December 29, 2000.

(29)	Articles Supplementary of Registrant are incorporated herein by reference to Post-Effective Amendment No. 71 to the Registrant’s Registration Statement (No. 33-20827) filed on December 29, 2000.

(30)

Articles of Amendment to Charter of the Registrant are incorporated herein by reference to Post-Effective Amendment No. 71 to the Registrant’s Registration Statement (No. 33-20827) filed on December 29, 2000.

(31)	Articles Supplementary of Registrant are incorporated herein by reference to Post-Effective Amendment No. 73 to the Registrant’s Registration Statement (No. 33-20827) filed on March 15, 2001.

(32)

Articles of Amendment to Charter of the Registrant (Boston Partners Bond Fund – Institutional Class and Boston Partners Bond Fund – Investor Class) are incorporated herein by reference to Post-Effective Amendment No. 77 to the Registrant’s Registration Statement (No. 33-20827) filed on May 15, 2002.

(33)

Articles Supplementary of Registrant (Boston Partners All-Cap Value Fund – Institutional Class and Boston Partners Bond Fund – Institutional Class) are incorporated herein by reference to Post-Effective Amendment No. 77 to the Registrant’s Registration Statement (No. 33-20827) filed on May 15, 2002.

(34)

Articles Supplementary of Registrant (Schneider Value Fund) are incorporated herein by reference to Post-Effective Amendment No. 78 to the Registrant’s Registration Statement (No. 33-20827) filed on May 16, 2002.

(35)

Articles Supplementary of Registrant (Institutional Liquidity Fund for Credit Unions and Liquidity Fund for Credit Union Members) are incorporated herein by reference to Post-Effective Amendment No. 84 to the Registrant’s Registration Statement (No. 33-20827) filed on December 29, 2003.

(36)

Articles of Amendment to Charter of the Registrant are incorporated herein by reference to Post-Effective Amendment No. 89 to the Registrant’s Registration Statement (No. 33-20827) filed on December 30, 2004.

(37)

Articles Supplementary of Registrant (Robeco WPG Core Bond Fund – Investor Class, Robeco WPG Core Bond Fund – Institutional Class, Robeco WPG Tudor Fund – Institutional Class, Robeco WPG Large Cap Growth Fund – Institutional Class) are incorporated herein by reference to Post-Effective Amendment No. 93 to the Registrant’s Registration Statement (No. 33-20827) filed on March 4, 2005.

(38)	Certificate of Correction of Registrant is incorporated herein by reference to Post-Effective Amendment No. 95 to the Registrant’s Registration Statement (No. 33-20827) filed on March 23, 2005.

(39)

Articles Supplementary of Registrant (Robeco WPG Core Bond Fund – Investor Class, Robeco WPG Core Bond Fund – Institutional Class, Robeco WPG Tudor Fund – Institutional Class, Robeco WPG 130/30 Large Cap Core Fund f/k/a Robeco WPG Large Cap Growth Fund – Institutional Class) are incorporated herein by reference to Post-Effective Amendment No. 95 to the Registrant’s Registration Statement (No. 33-20827) filed on March 23, 2005.

(40)

Articles Supplementary of Registrant (Senbanc Fund) are incorporated herein by reference to Post-Effective Amendment No. 96 to the Registrant’s Registration Statement (No. 33-20827) filed on June 6, 2005.

(41)

Articles of Amendment of Registrant (Robeco WPG Core Bond Fund – Retirement Class) are incorporated herein by reference to Post-Effective Amendment No. 97 to the Registrant’s Registration Statement (No. 33-20827) filed on August 19, 2005.

(42)

Articles Supplementary of Registrant (Robeco WPG Core Bond Fund – Investor Class) are incorporated herein by reference to Post-Effective Amendment No. 99 to the Registrant’s Registration Statement (No. 33-20827) filed on September 27, 2005.

(43)

Articles Supplementary of Registrant (Bear Stearns CUFS MLP Mortgage Portfolio) are incorporated herein by reference to Post-Effective Amendment No. 103 to the Registrant’s Registration Statement (No. 33-20827) filed on July 18, 2006.

(44)

Articles of Amendment to Charter of the Registrant (Bear Stearns CUFS MLP Mortgage Portfolio) are incorporated herein by reference to Post-Effective Amendment No. 108 to the Registrant’s Registration Statement (No. 33-20827) filed on December 14, 2006.

(45)

Articles Supplementary of Registrant (Bear Stearns Ultra Short Income Fund f/k/a Bear Stearns Enhanced Income Fund) are incorporated herein by reference to Post-Effective Amendment No. 109 to Registrant’s Registration Statement (No. 33-20827) filed on December 15, 2006.

(46)

Articles Supplementary of Registrant (Marvin & Palmer Large Cap Growth Fund) are incorporated herein by reference to Post-Effective Amendment No. 109 to Registrant’s Registration Statement (No. 33-20827) filed on December 15, 2006.

(47)

Articles of Amendment to Charter of the Registrant (Bear Stearns Ultra Short Income Fund f/k/a Bear Stearns Enhanced Income Fund) are incorporated herein by reference to Post-Effective Amendment No. 111 to the Registrant’s Registration Statement (No. 33-20827) filed on February 28, 2007.

(48)

Articles Supplementary of Registrant (Bear Stearns Ultra Short Income Fund f/k/a Bear Stearns Enhanced Income Fund) are incorporated herein by reference to Post-Effective Amendment No. 111 to the Registrant’s Registration Statement (No. 33-20827) filed on February 28, 2007.

(49)

Articles Supplementary of Registrant (Free Market U.S. Equity Fund, Free Market International Equity Fund, Free Market Fixed Income Fund) incorporated herein by reference to Post-Effective Amendment No. 112 to the Registrant’s Registration Statement (No. 33-20827) filed on June 1, 2007.

(50)

Articles Supplementary of Registrant (Robeco WPG 130/30 Large Cap Core Fund – Investor Class) are incorporated herein by reference to Post-Effective Amendment No. 113 to the Registrant’s Registration Statement (No. 33-20827) filed on July 13, 2007.

(51)

Articles Supplementary of Registrant (SAM Sustainable Water Fund, SAM Sustainable Climate Fund) are incorporated herein by reference to Post-Effective Amendment No. 114 to the Registrant’s Registration Statement (No. 33-20827) filed on July 17, 2007.

(52)

Articles of Amendment of Registrant (Robeco WPG 130/30 Large Cap Core Fund – Institutional Class) are incorporated herein by reference to Post-Effective Amendment No. 116 to the Registrant’s Registration Statement (No. 33-20827) filed on September 4, 2007.

(53)

Articles Supplementary of Registrant (Bear Stearns Multifactor 130/30 US Core Equity Fund) are incorporated herein by reference to Post-Effective Amendment No. 123 to the Registrant’s Registration Statement (No. 33-20827) filed on December 17, 2007.

(54)

Articles of Amendment to Charter of the Registrant (Bear Stearns Ultra Short Income Fund f/k/a Bear Stearns Enhanced Income Fund) are incorporated herein by reference to Post-Effective Amendment No. 124 to the Registrant’s Registration Statement (No. 33-20827) filed on December 28, 2007.

(55)

Articles Supplementary of Registrant (SAM Sustainable Global Active Fund, SAM Sustainable Themes Fund) are incorporated herein by reference to Post-Effective Amendment No. 128 to the Registrant’s Registration Statement (No. 33-20827) filed on January 26, 2009.

(56)

Articles Supplementary of Registrant (Perimeter Small Cap Growth Fund) are incorporated herein by reference to Post-Effective Amendment No. 129 to the Registrant’s Registration Statement (No. 33-20827) filed on July 2, 2009.

(57)	Articles Supplementary of Registrant (S1 Fund) are incorporated herein by reference to Post-Effective Amendment No. 135 to Registrant’s Registration Statement (No. 33-20827) filed on July 19, 2010.

(58)

Articles Supplementary of Registrant (Boston Partners Long/Short Research Fund f/k/a Robeco Boston Partners Long/Short Research Fund) are incorporated herein by reference to Post-Effective Amendment No. 136 to the Registrant’s Registration Statement (No. 33-20827) filed on August 6, 2010.

(59)

Articles of Amendment of Registrant (WPG Partners Small Cap Value Diversified Fund f/k/a Robeco WPG Small/Micro Cap Value Fund) are incorporated herein by reference to Post-Effective Amendment No. 141 to the Registrant’s Registration Statement (No. 33-20827) filed on December 28, 2010.

(60)

Articles Supplementary of Registrant (Boston Partners Global Equity Fund (f/k/a Robeco Boston Partners Global Equity Fund) and Robeco Boston Partners International Equity Fund) are incorporated herein by reference to Post-Effective Amendment No. 142 to the Registrant’s Registration Statement (No. 33-20827) filed on October 14, 2011.

(61)

Articles Supplementary of Registrant (SGI U.S. Large Cap Equity Fund f/k/a Summit Global Investments U.S. Low Volatility Equity Fund) are incorporated herein by reference to Post-Effective Amendment No. 144 to the Registrant’s Registration Statement (No. 33-20827) filed on December 15, 2011.

(62)

Articles Supplementary of Registrant (Free Market U.S. Equity Fund, Free Market International Equity Fund, Free Market Fixed Income Fund) are incorporated herein by reference to Post-Effective Amendment No. 149 to the Registrant’s Registration Statement (No. 33-20827) filed on October 29, 2012.

(63)

Articles Supplementary of Registrant (Boston Partners Global Long/Short Fund f/k/a Robeco Boston Partners Global Long/Short Fund) are incorporated herein by reference to Post-Effective Amendment No. 152 to the Registrant’s Registration Statement (No. 33-20827) filed on March 29, 2013.

(64)

Articles Supplementary of Registrant (Boston Partners Long/Short/ Research Fund – Institutional Class – Institutional Class f/k/a Robeco Boston Partners Long/Short Research Fund – Institutional Class) are incorporated herein by reference to Post-Effective Amendment No. 157 to the Registrant’s Registration Statement (No. 33-20827) filed on October 29, 2013.

(65)

Articles Supplementary of Registrant (Matson Money U.S. Equity VI Portfolio, Matson Money International VI Equity Portfolio, Matson Money Fixed Income VI Portfolio) are incorporated herein by reference to Post-Effective Amendment No. 159 to the Registrant’s Registration Statement (No. 33-20827) filed on December 20, 2013.

(66)

Articles Supplementary of Registrant (SGI Global Equity Fund f/k/a Scotia Dynamic U.S. Growth Fund) are incorporated herein by reference to Post-Effective Amendment No. 161 to the Registrant’s Registration Statement (No. 33-20827) filed on December 27, 2013.

(67)

Articles Supplementary of Registrant (Boston Partners Long/Short Research Fund – Institutional Class f/k/a Robeco Boston Partners Long/Short Research Fund – Institutional Class) are incorporated herein by reference to Post-Effective Amendment No. 168 to the Registrant’s Registration Statement (No. 33-20827) filed on June 30, 2014.

(68)

Articles Supplementary of Registrant (Abbey Capital Futures Strategy Fund and Adara Smaller Companies Fund (f/k/a Altair Smaller Companies Fund)) are incorporated herein by reference to Post-Effective Amendment No. 168 to the Registrant’s Registration Statement (No. 33-20827) filed on June 30, 2014.

(69)

Articles Supplementary of Registrant (Campbell Core Trend Fund) are incorporated herein by reference to Post-Effective Amendment No. 171 to the Registrant’s Registration Statement (No. 33-20827) filed on October 16, 2014.

(70)

Articles Supplementary of Registrant (Free Market U.S. Equity Fund, Free Market International Equity Fund, Free Market Fixed Income Fund) are incorporated herein by reference to Post-Effective Amendment No. 174 to the Registrant’s Registration Statement (No. 33-20827) filed on December 23, 2014.

(71)

Articles of Amendment of Registrant (Boston Partners Investment Funds) are incorporated herein by reference to Post-Effective Amendment No. 174 to the Registrant’s Registration Statement (No. 33-20827) filed on December 23, 2014.

(72)

Articles Supplementary of Registrant (Boston Partners Emerging Markets Dynamic Equity Fund f/k/a Boston Partners Emerging Markets Long/Short Fund) are incorporated herein by reference to Post-Effective Amendment No. 182 to the Registrant’s Registration Statement (No. 33-20827) filed on October 16, 2015.

(73)

Articles Supplementary of Registrant (Campbell Core Carry Fund) are incorporated herein by reference to Post-Effective Amendment No. 182 to the Registrant’s Registration Statement (No. 33-20827) filed on October 16, 2015.

(74)

Articles Supplementary of Registrant (Boston Partners Alpha Blue Dynamic Equity Fund) are incorporated herein by reference to Post-Effective Amendment No. 182 to the Registrant’s Registration Statement (No. 33-20827) filed on October 16, 2015.

(75)

Articles Supplementary of Registrant (SGI U.S. Large Cap Equity Fund – Class C f/k/a Summit Global Investments U.S. Low Volatility Equity Fund – Class C) are incorporated herein by reference to Post-Effective Amendment No. 184 to the Registrant’s Registration Statement (No. 33-20827) filed on October 30, 2015.

(76)

Articles Supplementary of Registrant (Boston Partners Long/Short Research Fund – Institutional Class) are incorporated herein by reference to Post-Effective Amendment No. 187 to the Registrant’s Registration Statement (No. 33-20827) filed on December 29, 2015.

(77)

Articles Supplementary of Registrant (SGI Small Cap Equity Fund f/k/a Summit Global Investments Small Cap Low Volatility Fund) are incorporated herein by reference to Post-Effective Amendment No. 195 to the Registrant’s Registration Statement (No. 33-20827) filed on March 30, 2016.

(78)

Articles Supplementary of Registrant (Fasanara Capital Absolute Return Multi-Asset Fund) are incorporated herein by reference to Post-Effective Amendment No. 198 to the Registrant’s Registration Statement (No. 33-20827) filed on April 29, 2016.

(79)

Articles of Amendment of Registrant (Campbell Dynamic Trend Fund f/k/a Campbell Core Trend Fund) are incorporated herein by reference to Post-Effective Amendment No. 207 to the Registrant’s Registration Statement (No. 33-20827) filed on December 28, 2016.

(80)

Articles Supplementary of Registrant (MFAM Global Opportunities Fund (f/k/a Motley Fool Independence Fund), MFAM Small-Mid Cap Growth Fund (f/k/a Motley Fool Great America Fund), and MFAM Emerging Markets Fund (f/k/a Motley Fool Epic Voyage Fund)) are incorporated herein by reference to Post-Effective Amendment No. 206 to the Registrant’s Registration Statement (No. 33-20827) filed on December 21, 2016.

(81)

Articles of Amendment of Registrant (MFAM Emerging Markets Fund f/k/a Motley Fool Epic Voyage Fund) are incorporated herein by reference to Post-Effective Amendment No. 212 to the Registrant’s Registration Statement (No. 33-20827) filed on February 28, 2017.

(82)

Articles Supplementary of Registrant (Orinda Income Opportunities Fund) are incorporated herein by reference to Post-Effective Amendment No. 216 to the Registrant’s Registration Statement (No. 33-20827) filed on April 10, 2017.

(83)

Articles Supplementary of Registrant (Abbey Capital Futures Strategy Fund — Class T) are incorporated herein by reference to Post-Effective Amendment No. 216 to the Registrant’s Registration Statement (No. 33-20827) filed on April 10, 2017.

(84)

Articles Supplementary of Registrant (Campbell Systematic Macro Fund f/k/a Campbell Managed Futures 10V Fund) are incorporated herein by reference to Post-Effective Amendment No. 224 to the Registrant’s Registration Statement (No. 33-20827) filed on July 28, 2017.

(85)

Articles Supplementary of Registrant (Boston Partners Emerging Markets Fund) are incorporated herein by reference to Post-Effective Amendment No. 226 to the Registrant’s Registration Statement (No. 33-20827) filed on August 23, 2017.

(86)

Articles Supplementary of Registrant (Motley Fool 100 Index ETF) are incorporated herein by reference to Post-Effective Amendment No. 235 to the Registrant’s Registration Statement (No. 33-20827) filed on January 19, 2018.

(87)

Articles Supplementary of Registrant (Abbey Capital Futures Strategy Fund – Class I) are incorporated herein by reference to Post-Effective Amendment No. 238 to the Registrant’s Registration Statement (No. 33-20827) filed on February 21, 2018.

(88)

Articles Supplementary of Registrant (Boston Partners Global Long/Short Fund – Institutional Class) are incorporated herein by reference to Post-Effective Amendment No. 238 to the Registrant’s Registration Statement (No. 33-20827) filed on February 21, 2018.

(89)

Articles Supplementary of Registrant (Free Market U.S. Equity Fund, Free Market International Equity Fund, Free Market Fixed Income Fund) are incorporated herein by reference to Post-Effective Amendment No. 238 to the Registrant’s Registration Statement (No. 33-20827) filed on February 21, 2018.

(90)

Articles Supplementary of Registrant (Aquarius International Fund) are incorporated herein by reference to Post-Effective Amendment No. 238 to the Registrant’s Registration Statement (No. 33-20827) filed on February 21, 2018.

(91)

Articles Supplementary of Registrant (Abbey Capital Multi Asset Fund) are incorporated herein by reference to Post-Effective Amendment No. 238 to the Registrant’s Registration Statement (No. 33-20827) filed on February 21, 2018.

(92)

Articles of Amendment of Registrant (SGI Global Equity Fund (f/k/a Dynamic U.S. Growth Fund)) are incorporated herein by reference to Post-Effective Amendment No. 238 to the Registrant’s Registration Statement (No. 33-20827) filed on February 21, 2018.

(93)

Articles of Amendment of Registrant (SGI Global Equity Fund f/k/a Summit Global Investments Global Low Volatility Fund) are incorporated herein by reference to Post-Effective Amendment No. 242 to the Registrant’s Registration Statement (No. 33-20827) filed on March 19, 2018.

(94)

Articles of Amendment of Registrant (SGI U.S. Small Cap Equity Fund f/k/a Summit Global Investments Small Cap Low Volatility Fund) are incorporated herein by reference to Post-Effective Amendment No. 242 to the Registrant’s Registration Statement (No. 33-20827) filed on March 19, 2018.

(95)

Articles of Amendment of Registrant (Adara Smaller Companies Fund (f/k/a Altair Smaller Companies Fund)) are incorporated herein by reference to Post-Effective Amendment No. 242 to the Registrant’s Registration Statement (No. 33-20827) filed on March 19, 2018.

(96)

Articles of Amendment of Registrant (MFAM Global Opportunities Fund (f/k/a Motley Fool Independence Fund) and MFAM Small-Mid Cap Growth Fund (f/k/a Motley Fool Great America Fund)) are incorporated herein by reference to Post-Effective Amendment No. 242 to the Registrant’s Registration Statement (No. 33-20827) filed on March 19, 2018.

(97)

Articles Supplementary of Registrant (MFAM Small-Cap Growth ETF (f/k/a Motley Fool Small-Cap Growth ETF)) are incorporated herein by reference to Post-Effective Amendment No. 247 to the Registrant’s Registration Statement (No. 33-20827) filed on October 23, 2018.

(98)

Articles Supplementary of Registrant (Motley Fool Innovation ETF) are incorporated herein by reference to Post-Effective Amendment No. 247 to the Registrant’s Registration Statement (No. 33-20827) filed on October 23, 2018.

(99)

Articles of Amendment of Registrant (MFAM Global Opportunities Fund, MFAM Small-Mid Cap Growth Fund, MFAM Emerging Markets Fund and MFAM Small-Cap Growth ETF) are incorporated herein by reference to Post-Effective Amendment No. 251 to the Registrant’s Registration Statement (No. 33-20827) filed on March 8, 2019.

(100)

Articles of Amendment of Registrant (MFAM Mid-Cap Growth Fund (f/k/a MFAM Small-Mid Cap Growth Fund) are incorporated herein by reference to Post-Effective Amendment No. 251 to the Registrant’s Registration Statement (No. 33-20827) filed on March 8, 2019.

(101)

Articles Supplementary of Registrant (Boston Partners Global Equity Advantage Fund) are incorporated herein by reference to Post-Effective Amendment No. 254 to the Registrant’s Registration Statement under the Investment Company Act of 1940 (No. 811-05518) filed on May 21, 2019.

(102)

Articles Supplementary of Registrant (Campbell Advantage Fund) are incorporated herein by reference to Post-Effective Amendment No. 254 to the Registrant’s Registration Statement under the Investment Company Act of 1940 (No. 811-05518) filed on May 21, 2019.

(103)

Articles of Amendment of Registrant (SGI U.S. Large Cap Equity Fund, (f/k/a Summit Global Investments U.S. Low Volatility Equity Fund), SGI Global Equity Fund (f/k/a Summit Global Investments Global Low Volatility Fund), and SGI U.S. Small Cap Equity Fund (f/k/a Summit Global Investments Small Cap Low Volatility Fund)) are incorporated herein by reference to Post-Effective Amendment No. 254 to the Registrant’s Registration Statement under the Investment Company Act of 1940 (No. 811-05518) filed on May 21, 2019.

(104)

Articles of Amendment of Registrant (Campbell Systematic Macro Fund (f/k/a Campbell Managed Futures 10V Fund)) are incorporated herein by reference to Post-Effective Amendment No. 254 to the Registrant’s Registration Statement (No. 33-20827) filed on October 21, 2019.

(105)

Articles Supplementary of Registrant (SGI U.S. Large Cap Equity VI Portfolio) are incorporated herein by reference to Post-Effective Amendment No. 261 to the Registrant’s Registration Statement (No. 33-20827) filed on February 28, 2020.

(106)

Articles Supplementary of Registrant (SGI Peak Growth Fund, SGI Prudent Growth Fund, and SGI Conservative Fund) are incorporated herein by reference to Post-Effective Amendment No. 263 to the Registrant’s Registration Statement (No. 33-20827) filed on March 25, 2020.

(107)

Articles of Amendment of Registrant (Boston Partners Emerging Markets Dynamic Equity Fund f/k/a Boston Partners Emerging Markets Long/Short Fund) are incorporated herein by reference to Post-Effective Amendment No. 268 to the Registrant’s Registration Statement (No. 33-20827) filed on November 23, 2020.

(108)

Articles Supplementary of Registrant (Stance Equity ESG Large Cap Core ETF) are incorporated herein by reference to Post-Effective Amendment No. 269 to the Registrant’s Registration Statement (No. 33-20827) filed on December 18, 2020.

(109)

Articles Supplementary of Registrant (YieldX Diversified Income ETF, YieldX High Income ETF, and YieldX Short-Term Income ETF) are incorporated herein by reference to Post-Effective Amendment No. 281 to the Registrant’s Registration Statement (No. 33-20827) filed on July 26, 2021.

(110)

Articles of Amendment of Registrant (SGI Small Cap Growth Fund f/k/a Bogle Investment Management Small Cap Growth Fund) are incorporated herein by reference to Post-Effective Amendment No. 282 to the Registrant’s Registration Statement (No. 33-20827) filed on September 27, 2021.

(111)

Articles of Amendment of Registrant (DriveWealth Power Saver ETF f/k/a YieldX High Income ETF and DriveWealth Steady Saver ETF f/k/a YieldX Short-Term Income ETF) are incorporated herein by reference to Post-Effective Amendment No. 282 to the Registrant’s Registration Statement (No. 33-20827) filed on September 27, 2021.

(112)

Articles Supplementary of Registrant (Motley Fool Global Opportunities ETF, Motley Fool Mid-Cap Growth ETF, Motley Fool Next Index ETF, Motley Fool Capital Efficiency 100 Index ETF, WPG Partners Select Small Cap Value Fund and Boston Partners Global Sustainability Fund) are incorporated herein by reference to Post-Effective Amendment No. 285 to the Registrant’s Registration Statement (33-20827) filed on December 10, 2021.

(113)

Articles Supplementary of Registrant (Optima Strategic Credit Fund) are incorporated herein by reference to Post-Effective Amendment No. 287 to the Registrant’s Registration Statement (33-20827) filed on December 29, 2021.

(114)

Articles of Amendment of Registrant (SGI Small Cap Core Fund f/k/a SGI Small Cap Growth Fund and Motley Fool Small-Cap Growth ETF f/k/a MFAM Small-Cap Growth ETF) are incorporated herein by reference to Post-Effective Amendment No. 288 to the Registrant’s Registration Statement (No. 33-20827) filed on March 2, 2022.

(115)

Articles Supplementary of Registrant (SGI U.S. Large Cap Core ETF and SGI Dynamic Tactical ETF) are incorporated herein by reference to Post-Effective Amendment No. 300 to the Registrant’s Registration Statement (No. 33-20827) filed on December 27, 2022.

(116)

Articles Supplementary of Registrant (US Treasury 30 Year Bond ETF, US Treasury 20 Year Bond ETF, US Treasury 10 Year Note ETF, US Treasury 7 Year Note ETF, US Treasury 5 Year Note ETF, US Treasury 3 Year Note ETF, US Treasury 2 Year Note ETF, US Treasury 12 Month Bill ETF, US Treasury 6 Month Bill ETF and US Treasury 3 Month Bill ETF) are incorporated herein by reference to Post-Effective Amendment No. 293 to the Registrant’s Registration Statement (No. 33-20827) filed on August 5, 2022.

(117)

Articles Supplementary of Registrant (Abbey Capital Futures Strategy Fund – Class I) are incorporated herein by reference to Post-Effective Amendment No. 300 to the Registrant’s Registration Statement (No. 33-20827) filed on December 27, 2022.

(118)

Articles Supplementary of Registrant (Campbell Systematic Macro Fund – Class I) are incorporated herein by reference to Post-Effective Amendment No. 300 to the Registrant’s Registration Statement (No. 33-20827) filed on December 27, 2022.

(119)

Articles Supplementary of Registrant (Oakhurst Fixed Income Fund, Oakhurst Short Duration Bond Fund, Oakhurst Short Duration High Yield Credit Fund, and F/m Investments Large Cap Focused Fund) are incorporated herein by reference to Post-Effective Amendment No. 307 to the Registrant’s Registration Statement (No. 33-20827) filed on July 10, 2023.

(120)

Articles Supplementary of Registrant (F/m Opportunistic Income ETF) are incorporated herein by reference to Post-Effective Amendment No. 308 to the Registrant’s Registration Statement (No. 33-20827) filed on August 30, 2023.

(121)

Articles Supplementary of Registrant (F/m 6-Month Investment Grade Corporate Bond ETF, F/m 9-18 Month Investment Grade Corporate Bond ETF (f/k/a F/m 1-Year Investment Grade Corporate Bond ETF), F/m 2-Year Investment Grade Corporate Bond ETF, F/m 3-Year Investment Grade Corporate Bond ETF, F/m 5-Year Investment Grade Corporate Bond ETF, F/m 7-Year Investment Grade Corporate Bond ETF, F/m 10-Year Investment Grade Corporate Bond ETF, F/m 20-Year Investment Grade Corporate Bond ETF, F/m 30-Year Investment Grade Corporate Bond ETF and F/m 15+ Year Investment Grade Corporate Bond ETF) are incorporated herein by reference to Post-Effective Amendment No. 316 to the Registrant’s Registration Statement (No. 33-20827) filed on January 9, 2024.

(122)

Articles Supplementary of Registrant (SGI Enhanced Global Income ETF and SGI Enhanced Core ETF) are incorporated herein by reference to Post-Effective Amendment No. 320 to the Registrant’s Registration Statement (No. 33-20827) filed on February 26, 2024.

(123)

Articles of Amendment of Registrant (F/m 9-18 Month Investment Grade Corporate Bond ETF f/k/a F/m 1-Year Investment Grade Corporate Bond ETF) are incorporated herein by reference to Post-Effective Amendment No. 316 to the Registrant’s Registration Statement (No. 33-20827) filed on January 9, 2024.

(124)

Articles Supplementary of Registrant (WPG Partners Select Hedged Fund) are incorporated herein by reference to Post-Effective Amendment No. 323 to the Registrant’s Registration Statement (No. 33-20827) filed on May 2, 2024.

(125)

Articles Supplementary of Registrant (SGI Enhanced Nasdaq-100 ETF) are incorporated herein by reference to Post-Effective Amendment No. 326 to the Registrant’s Registration Statement (No. 33-20827) filed on June 13, 2024.

(126)

Articles Supplementary of Registrant (F/m Emerald Life Sciences Innovation ETF) are incorporated herein by reference to Post-Effective Amendment No. 333 to the Registrant’s Registration Statement (No. 33-20827) filed on October 29, 2024.

(127)

Articles Supplementary of Registrant (SGI Enhanced Market Leaders ETF) are incorporated herein by reference to Post Effective Amendment No. 339 to the Registrant’s Registration Statement (No. 33-20827) filed on February 14, 2025.

(128)

Articles Supplementary of Registrant (F/m Ultrashort Treasury Inflation-Protected Security (TIPS) ETF, F/m Yield Curve Steepening Strategy ETF, F/m Yield Curve Flattening Strategy ETF, F/m Rising Interest Rates Strategy ETF, F/m Falling Interest Rates Strategy ETF, F/m U.S. Treasury 3 Month Bill Institutional ETF, F/m Leveraged U.S. Treasury 3-month Bill ETF, F/m Current Coupon Mortgage-Backed ETF, F/m Short Duration High Coupon Tax Free Municipal ETF, F/m Small Cap Core ETF, F/m Small Cap Growth ETF, F/m SMID Equity ETF, F/m High Yield 100 ETF, F/m High Yield High Beta ETF, F/m High Yield Quality ETF, F/m Short Duration High Yield Quality ETF, and F/m Senior Secured High Yield ETF) are incorporated herein by reference to Post Effective Amendment No. 359 to the Registrant’s Registration Statement (No. 33-20827) filed on July 18, 2025.

(129)

Articles Amendment of Registrant (F/m US Treasury ETFs and F/m Long-Term Treasury Inflation-Protected Security (TIPS) ETF, f/k/a F/m Leveraged U.S. Treasury 3-month Bill ETF) are incorporated herein by reference to Post Effective Amendment No. 359 to the Registrant’s Registration Statement (No. 33-20827) filed on July 18, 2025.

(130)

Articles Supplementary of Registrant (Emerald Banking & Finance Evolution Fund, Emerald Growth Fund, and F/m Emerald Special Situations ETF) are incorporated herein by reference to Post Effective Amendment No. 359 to the Registrant’s Registration Statement (No. 33-20827) filed on July 18, 2025.

(131)

Articles Supplementary of Registrant (F/m Compoundr High Yield Bond ETF, F/m Compoundr Total Return Bond ETF, F/m Compoundr AAA CLO ETF, F/m Compoundr U.S. Treasury 10-Year Note ETF, F/m Compoundr Investment Grade Bond ETF, and F/m Compoundr U.S. Aggregate Bond ETF) are incorporated herein by reference to Post-Effective Amendment No. 362 to the Registrant’s Registration Statement (No. 33-20827) filed on August 11, 2025.

(132)

Articles Supplementary of Registrant (Motley Fool Innovative Growth Factor ETF, Motley Fool Crowdsource ETF, Motley Fool Value Factor ETF, Motley Fool Enhanced Income ETF, Motley Fool International Opportunities ETF, Motley Fool Large Cap Growth ETF, Motley Fool Momentum Factor ETF, Motley Fool Multi-Factor ETF, Motley Fool Smart Volatility Factor ETF, Motley Fool 100 Equal Weight ETF, Motley Fool Next Equal Weight ETF, Motley Fool 100 Minimum Volatility ETF, Motley Fool Next Minimum Volatility ETF, Motley Fool Rising 100 ETF, and Motley Fool Rising 100 Minimum Volatility ETF ) are incorporated herein by reference to Post-Effective Amendment No. 377 to the Registrant’s Registration Statement (No. 33-20827) filed on December 4, 2025.

(133)

Articles Amendment of Registrant (F/m Callable Tax-Free Municipal ETF (f/k/a F/m Short Duration High Coupon Tax Free Municipal ETF)) is incorporated herein by reference to Post-Effective Amendment No. 367 to the Registrant’s Registration Statement (No. 33-20827) filed on September 26, 2025.

(134)

Articles Amendment of Registrant (F/m Ultrashort Tax-Free Municipal ETF (f/k/a F/m Callable Tax-Free Municipal ETF)) is incorporated herein by reference to Post-Effective Amendment No. 371 to the Registrant’s Registration Statement (No. 33-20827) filed on October 31, 2025.

(135)

Articles Supplementary of Registrant (F/m Ultrashort Treasury Inflation-Protected Security (TIPS) Fund – Institutional Class Shares, F/m US Treasury 30 Year Bond Fund – Institutional Class Shares, F/m US Treasury 20 Year Bond Fund - Institutional Class Shares, F/m US Treasury 10 Year Note Fund - Institutional Class Shares, F/m US Treasury 7 Year Note Fund - Institutional Class Shares, F/m US Treasury 5 Year Note Fund - Institutional Class Shares, F/m US Treasury 3 Year Note Fund - Institutional Class Shares, F/m US Treasury 2 Year Note Fund - Institutional Class Shares, F/m US Treasury 12 Month Bill Fund - Institutional Class Shares, F/m US Treasury 6 Month Bill Fund - Institutional Class Shares, F/m US Treasury 3 Month Bill Fund - Institutional Class Shares) are incorporated herein by reference to Post-Effective Amendment No. 387 to the Registrant’s Registration Statement (No. 33-20827) filed on February 10, 2026.

(136)

Articles Amendment of Registrant (F/m US Treasury 3 Month Bill Fund - ETF Class Shares) are incorporated herein by reference to Post-Effective Amendment No. 387 to the Registrant’s Registration Statement (No. 33-20827) filed on February 10, 2026.

(137)

Articles Supplementary of Registrant (F/m Compoundr Ultrashort Treasury ETF, F/m Compoundr Intermediate Treasury ETF, F/m Compoundr Long Treasury ETF) are incorporated herein by reference to Post-Effective Amendment No. 378 to the Registrant’s Registration Statement (No. 33-20827) filed on December 10, 2025.

(138)

Articles Amendment of Registrant (Boston Partners All-Cap Value Fund - R6 Class Shares, Boston Partners Global Equity Fund – R6 Class Shares, and Boston Partners Small Cap Value Fund II - R6 Class Shares) are incorporated herein by reference to Post-Effective Amendment No. 403 to the Registrant’s Registration Statement (No. 33-20827) filed on July 2, 2026.

(139)

Articles Supplementary of Registrant (F/m Accumulator Ultrashort U.S. Treasury Fund, F/m Accumulator Intermediate U.S. Treasury Fund, F/m Accumulator Long-Term U.S. Treasury Fund, F/m Accumulator TIPS Fund) are incorporated herein by reference to Post-Effective Amendment No. 400 to the Registrant’s Registration Statement (No. 33-20827) filed on June 9, 2026.

(140)

Articles Supplementary of Registrant (F/m Accumulator BDC Fund, F/m Accumulator Mortgage REIT Fund, F/m Accumulator Equity REIT Fund, F/m Accumulator High Dividend Payers Fund, F/m Accumulator High Dividend Payers Growth Fund) are incorporated herein by reference to Post-Effective Amendment No. 407 to the Registrant’s Registration Statement (No. 33-20827) filed on August 25, 2026.

(b)		By-Laws.

	(1)	By-Laws, as amended, are incorporated herein by reference to Post-Effective Amendment No. 282 to the Registrant’s Registration Statement (No. 33-20827) filed on September 27, 2021.

(c)		Instruments Defining Rights of Security Holders.

(1)

See Articles VI, VII, VIII, IX and XI of Registrant’s Articles of Incorporation dated February 17, 1988 which are incorporated herein by reference to Registrant’s Registration Statement (No. 33-20827) filed on March 24, 1988, and refiled electronically with Post-Effective Amendment No. 61 to Registrant’s Registration Statement filed on October 30, 1998.

(2)

See Articles II, III, VI, XIII, and XIV of Registrant’s By-Laws as amended through August 25, 2004, which are incorporated herein by reference to Post-Effective Amendment No. 89 to the Registrant’s Registration Statement (No. 33-20827) filed on December 30, 2004.

(d)		Investment Advisory Contracts.

	(1)	Reserved.

	(2)	Reserved.

(3)

Investment Advisory Agreement (Free Market U.S. Equity Fund, Free Market International Equity Fund, Free Market Fixed Income Fund) between Registrant and Matson Money, Inc. (f/k/a Abundance Technologies, Inc.) is incorporated herein by reference to Post-Effective Amendment No. 125 to the Registrant’s Registration Statement (No. 33-20827) filed on February 27, 2008.

(4)

Amendment No. 1 to the Investment Advisory Agreement (Free Market U.S. Equity Fund, Free Market International Equity Fund and Free Market Fixed Income Fund) between Registrant and Matson Money, Inc. (f/k/a Abundance Technologies, Inc.) is incorporated herein by reference to Post-Effective Amendment No. 157 to the Registrant’s Registration Statement (No. 33-20827) filed on October 29, 2013.

	(5)	Reserved.

(6)

Expense Limitation and Reimbursement Agreement (Boston Partners Investment Funds) between Registrant and Boston Partners Global Investors, Inc. is incorporated herein by reference to Post-Effective Amendment No. 261 to the Registrant’s Registration Statement (No. 33-20827) filed on February 28, 2020.

(7)

Investment Advisory Agreement (SGI U.S. Large Cap Equity Fund, f/k/a Summit Global Investments U.S. Low Volatility Equity Fund) between Registrant and Summit Global Investments, LLC is incorporated herein by reference to Post-Effective Amendment No. 160 to the Registrant’s Registration Statement (No. 33-20827) filed on December 23, 2013.

(8)

Expense Limitation and Reimbursement Agreement (SGI U.S. Large Cap Equity Fund and SGI Global Equity Fund) between Registrant and Summit Global Investments, LLC is incorporated herein by reference to Post-Effective Amendment No. 256 to the Registrant’s Registration Statement (No. 33-20827) filed on December 20, 2019.

(9)

Investment Advisory Agreement (Boston Partners Investment Funds) between Registrant and Boston Partners Global Investors, Inc. (f/k/a Robeco Investment Management, Inc.) is incorporated herein by reference to Post-Effective Amendment No. 157 to the Registrant’s Registration Statement (No. 33-20827) filed on October 29, 2013.

(10)

Addendum No. 1 to Investment Advisory Agreement (Boston Partners Global Long/Short Fund f/k/a Robeco Boston Partners Global Long/Short Fund) between Registrant and Boston Partners Global Investors, Inc. (f/k/a Robeco Investment Management, Inc.) is incorporated herein by reference to Post-Effective Amendment No. 160 to the Registrant’s Registration Statement (No. 33-20827) filed on December 23, 2013.

(11)

Investment Advisory Agreement (SGI Global Equity Fund, f/k/a Summit Global Investments Global Low Volatility Fund) between Registrant and Summit Global Investments, LLC is incorporated herein by reference to Post-Effective Amendment No. 249 to the Registrant’s Registration Statement (No. 33-20827) filed on December 21, 2018.

(12)

Contractual Fee Waiver Agreement (SGI Global Equity Fund, f/k/a Summit Global Investments Global Low Volatility Fund) between Registrant and Summit Global Investments, LLC is incorporated herein by reference to Post-Effective Amendment No. 249 to the Registrant’s Registration Statement (No. 33-20827) filed on December 21, 2018.

(13)

Investment Advisory Agreement (Abbey Capital Futures Strategy Fund) between Registrant and Abbey Capital Limited is incorporated herein by reference to Post-Effective Amendment No. 168 to the Registrant’s Registration Statement (No. 33-20827) filed on June 30, 2014.

(14)

Amended and Restated Investment Advisory Agreement (Abbey Capital Futures Strategy Fund) between Abbey Capital Offshore Fund SPC (f/k/a Abbey Capital Offshore Fund Limited) and Abbey Capital Limited is incorporated herein by reference to Post-Effective Amendment No. 252 to the Registrant’s Registration Statement (No. 33-20827) filed on May 22, 2019.

(15)	Reserved.

(16)	Reserved.

(17)

Trading Advisory Agreement (Abbey Capital Futures Strategy Fund) among Abbey Capital Onshore Series LLC, Abbey Capital Limited, Abbey Capital Offshore Fund SPC and Eclipse Capital Management, Inc. is incorporated herein by reference to Post-Effective Amendment No. 252 to the Registrant’s Registration Statement (No. 33-20827) filed on May 22, 2019.

(18)

Trading Advisory Agreement (Abbey Capital Futures Strategy Fund) among Abbey Capital Onshore Series LLC, Abbey Capital Limited, Abbey Capital Offshore Fund SPC and Graham Capital Management, LP is incorporated herein by reference to Post-Effective Amendment No. 252 to the Registrant’s Registration Statement (No. 33-20827) filed on May 22, 2019.

(a)

Amendment to Trading Advisory Agreement (Abbey Capital Futures Strategy Fund) among Abbey Capital Onshore Series LLC, Abbey Capital Limited, Abbey Capital Offshore Fund SPC and Graham Capital Management, LP is incorporated herein by reference to Post-Effective Amendment No. 273 to the Registrant’s Registration Statement (No. 33-20827) filed on March 11, 2021.

(b)

Amendment to Trading Advisory Agreement (Abbey Capital Futures Strategy Fund) among Abbey Capital Onshore Series LLC, Abbey Capital Limited, Abbey Capital Offshore Fund SPC and Graham Capital Management, LP is incorporated by reference to Post-Effective Amendment 327 to the Registrant’s Registration Statement (No. 33-20827) filed on July 19, 2024.

(19)

Trading Advisory Agreement (Abbey Capital Futures Strategy Fund) among Abbey Capital Onshore Series LLC, Abbey Capital Limited, Abbey Capital Offshore Fund SPC and P/E Global LLC is incorporated herein by reference to Post-Effective Amendment No. 252 to the Registrant’s Registration Statement (No. 33-20827) filed on May 22, 2019.

(20)

Trading Advisory Agreement (Abbey Capital Futures Strategy Fund) among Abbey Capital Onshore Series LLC, Abbey Capital Limited, Abbey Capital Offshore Fund SPC and Revolution Capital Management, LLC is incorporated herein by reference to Post-Effective Amendment No. 252 to the Registrant’s Registration Statement (No. 33-20827) filed on May 22, 2019.

(21)	Reserved.

(22)

Addendum No. 2 to Investment Advisory Agreement (WPG Partners Small Cap Value Diversified Fund f/k/a WPG Partners Small/Micro Cap Value Fund f/k/a Robeco WPG Small/Micro Cap Value Fund) between Registrant and Boston Partners Global Investors, Inc. (f/k/a Robeco Investment Management, Inc.) is incorporated herein by reference to Post-Effective Amendment No. 168 to the Registrant’s Registration Statement (No. 33-20827) filed on June 30, 2014.

(23)

Investment Advisory Agreement (Adara Smaller Companies Fund (f/k/a Altair Smaller Companies Fund)) between Registrant and Altair Advisers LLC is incorporated herein by reference to Post-Effective Amendment No. 249 to the Registrant’s Registration Statement (No. 33-20827) filed on December 21, 2018.

(24)	Reserved.

(25)	Reserved.

(26)	Reserved.

(27)	Sub-Advisory Agreement (Adara Smaller Companies Fund) among Registrant, Altair Advisers LLC and Aperio Group, LLC will be filed by amendment.

(28)

Investment Sub-Advisory Agreement (Adara Smaller Companies Fund) among Registrant, Altair Advisers LLC and Driehaus Capital Management LLC is incorporated herein by reference to Post-Effective Amendment No. 282 to the Registrant’s Registration Statement (No. 33-20827) filed on September 27, 2021.

(29)	Reserved.

(30)

Investment Sub-Advisory Agreement (Adara Smaller Companies Fund (f/k/a Altair Smaller Companies Fund)) among Registrant, Altair Advisers LLC and Pacific Ridge Capital Partners, LLC is incorporated herein by reference to Post-Effective Amendment No. 403 to the Registrant’s Registration Statement (No. 33-20827) filed on July 2, 2026.

(31)

Sub-Advisory Agreement (Adara Smaller Companies Fund (f/k/a Altair Smaller Companies Fund)) among Registrant, Altair Advisers LLC and Pier Capital, LLC is incorporated herein by reference to Post-Effective Amendment No. 247 to the Registrant’s Registration Statement (No. 33-20827) filed on October 23, 2018.

(32)

Investment Sub-Advisory Agreement (Adara Smaller Companies Fund (f/k/a Altair Smaller Companies Fund)) among Registrant, Altair Advisers LLC and River Road Asset Management, LLC is incorporated herein by reference to Post-Effective Amendment No. 249 to the Registrant’s Registration Statement (No. 33-20827) filed on December 21, 2018.

(33)

Addendum No. 3 to Investment Advisory Agreement (Boston Partners Emerging Markets Dynamic Equity Fund f/k/a Boston Partners Emerging Markets Long/Short Fund) between Registrant and Boston Partners Global Investors, Inc. (f/k/a Robeco Investment Management, Inc.) is incorporated herein by reference to Post-Effective Amendment No. 256 to the Registrant’s Registration Statement (No. 33-20827) filed on December 20, 2019.

(34)	Reserved.

(35)	Reserved.

(36)	Reserved.

(37)	Reserved.

(38)	Reserved.

(39)

Investment Advisory Agreement (Matson Money U.S. Equity VI Portfolio, Matson Money International Equity VI Portfolio, and Matson Money Fixed Income VI Portfolio) between Registrant and Matson Money, Inc. is incorporated herein by reference to Post-Effective Amendment No. 256 to the Registrant’s Registration Statement (No. 33-20827) filed on December 20, 2019.

(40)

Expense Limitation and Reimbursement Agreement (Matson Money U.S. Equity VI Portfolio, Matson Money International Equity VI Portfolio, and Matson Money Fixed Income VI Portfolio) between Registrant and Matson Money Inc. is incorporated herein by reference to Post-Effective Amendment No. 256 to the Registrant’s Registration Statement (No. 33-20827) filed on December 20, 2019.

(41)

Addendum No. 4 to Investment Advisory Agreement (Boston Partners All-Cap Value Fund) between Registrant and Boston Partners Global Investors, Inc. (f/k/a Robeco Investment Management, Inc.) is incorporated herein by reference to Post-Effective Amendment No. 247 to the Registrant’s Registration Statement (No. 33-20827) filed on October 23, 2018.

(42)

First Amendment to Investment Advisory Agreement (Abbey Capital Futures Strategy Fund) between Registrant and Abbey Capital Limited is incorporated herein by reference to Post-Effective Amendment No. 216 to the Registrant’s Registration Statement (No. 33-20827) filed on April 10, 2017.

(43)

Trading Advisory Agreement (Abbey Capital Futures Strategy Fund) among Abbey Capital Onshore Series LLC, Abbey Capital Limited, Abbey Capital Offshore Fund SPC and Aspect Capital Limited is incorporated herein by reference to Post-Effective Amendment No. 252 to the Registrant’s Registration Statement (No. 33-20827) filed on May 22, 2019.

(44)	Reserved.

(45)	Reserved.

(46)

Investment Advisory Agreement (Campbell Systematic Macro Fund) between Registrant and Campbell & Company Investment Adviser LLC is incorporated herein by reference to Post-Effective Amendment No. 266 to the Registrant’s Registration Statement (No. 33-20827) filed on June 8, 2020.

(47)

Investment Advisory Agreement (Campbell Systematic Macro Fund) between Campbell Systematic Macro Offshore Limited and Campbell & Company Investment Adviser LLC is incorporated herein by reference to Post-Effective Amendment No. 266 to the Registrant’s Registration Statement (No. 33-20827) filed on June 8, 2020.

(48)

Expense Limitation and Reimbursement Agreement (Campbell Systematic Macro Fund) between Registrant and Campbell & Company Investment Adviser LLC is incorporated herein by reference to Post-Effective Amendment No. 407 to the Registrant’s Registration Statement (No. 33-20827) filed on August 25, 2026.

(49)

Addendum No. 5 to Investment Advisory Agreement (Boston Partners Emerging Markets Fund) between Registrant and Boston Partners Global Investors, Inc. is incorporated herein by reference to Post-Effective Amendment No. 247 to the Registrant’s Registration Statement (No. 33-20827) filed on October 23, 2018.

(50)	Reserved.

(51)	Reserved.

(52)	Reserved.

(53)

Expense Limitation and Reimbursement Agreement (Abbey Capital Futures Strategy Fund and Abbey Capital Multi Asset Fund) between Registrant and Abbey Capital Limited is incorporated herein by reference to Post-Effective Amendment No. 256 to the Registrant’s Registration Statement (No. 33-20827) filed on December 20, 2019.

(54)

Investment Advisory Agreement (Motley Fool 100 Index ETF) between Registrant and Motley Fool Asset Management, LLC is incorporated herein by reference to Post-Effective Amendment No. 290 to the Registrant’s Registration Statement (33-20827) filed on May 23, 2022.

(55)

Investment Advisory Agreement (Aquarius International Fund) between Registrant and Altair Advisers LLC is incorporated herein by reference to Post-Effective Amendment No. 247 to the Registrant’s Registration Statement (No. 33-20827) filed on October 23, 2018.

(56)	Sub-Advisory Agreement (Aquarius International Fund) among Registrant, Altair Advisers, LLC and Aperio Group, LLC will be filed by amendment.

(57)

Investment Sub-Advisory Agreement (Aquarius International Fund) among Registrant, Altair Advisers LLC and Driehaus Capital Management LLC is incorporated herein by reference to Post-Effective Amendment No. 282 to the Registrant’s Registration Statement (No. 33-20827) filed on September 27, 2021.

(58)

Investment Sub-Advisory Agreement (Aquarius International Fund) among Registrant, Altair Advisers LLC and Mawer Investment Management Ltd. is incorporated herein by reference to Post-Effective Amendment No. 249 to the Registrant’s Registration Statement (No. 33-20827) filed on December 21, 2018.

(59)

Investment Sub-Advisory Agreement (Aquarius International Fund) among Registrant, Altair Advisers LLC and Boston Partners Global Investors, Inc. is incorporate herein by reference to Post-Effective Amendment No. 305 to the Registrant’s Registration Statement (No. 33-20827) filed on April 27, 2023.

(60)

Investment Advisory Agreement (Abbey Capital Multi Asset Fund) between Registrant and Abbey Capital Limited is incorporated herein by reference to Post-Effective Amendment No. 256 to the Registrant’s Registration Statement (No. 33-20827) filed on December 20, 2019.

(61)

Investment Advisory Agreement (Abbey Capital Multi Asset Fund) between Abbey Capital Multi Asset Offshore Fund Limited and Abbey Capital Limited is incorporated herein by reference to Post-Effective Amendment No. 256 to the Registrant’s Registration Statement (No. 33-20827) filed on December 20, 2019.

(62)

Trading Advisory Agreement (Abbey Capital Multi Asset Fund) among Registrant, Abbey Capital Limited, Abbey Capital Multi Asset Offshore Fund Limited and Aspect Capital Limited is incorporated herein by reference to Post-Effective Amendment No. 256 to the Registrant’s Registration Statement (No. 33-20827) filed on December 20, 2019.

(63)

Trading Advisory Agreement (Abbey Capital Multi Asset Fund) among Registrant, Abbey Capital Limited, Abbey Capital Multi Asset Offshore Fund Limited and Eclipse Capital Management, Inc. is incorporated herein by reference to Post-Effective Amendment No. 256 to the Registrant’s Registration Statement (No. 33-20827) filed on December 20, 2019.

(64)

Trading Advisory Agreement (Abbey Capital Multi Asset Fund) among Registrant, Abbey Capital Limited, Abbey Capital Multi Asset Offshore Fund Limited and Revolution Capital Management, LLC is incorporated herein by reference to Post-Effective Amendment No. 256 to the Registrant’s Registration Statement (No. 33-20827) filed on December 20, 2019.

(65)

Trading Advisory Agreement (Abbey Capital Multi Asset Fund) among Registrant, Abbey Capital Limited, Abbey Capital Multi Asset Offshore Fund Limited and Welton Investment Partners LLC is incorporated herein by reference to Post-Effective Amendment No. 256 to the Registrant’s Registration Statement (No. 33-20827) filed on December 20, 2019.

(66)	Reserved.

(67)

Trading Advisory Agreement (Abbey Capital Futures Strategy Fund) among Abbey Capital Onshore Series LLC, Abbey Capital Limited, Abbey Capital Offshore Fund SPC and Welton Investment Partners LLC is incorporated herein by reference to Post-Effective Amendment No. 252 to the Registrant’s Registration Statement (No. 33-20827) filed on May 22, 2019.

(68)

Amendment No. 2 to the Investment Advisory Agreement (Free Market U.S. Equity Fund, Free Market International Equity Fund and Free Market Fixed Income Fund) between Registrant and Matson Money, Inc. is incorporated herein by reference to Post-Effective Amendment No. 249 to the Registrant’s Registration Statement (No. 33-20827) filed on December 21, 2018.

(69)

Trading Advisory Agreement (Abbey Capital Multi Asset Fund) among Registrant, Abbey Capital Limited, Abbey Capital Multi Asset Offshore Fund Limited and Tudor Investment Corporation is incorporated herein by reference to Post-Effective Amendment No. 256 to the Registrant’s Registration Statement (No. 33-20827) filed on December 20, 2019.

(70)

Trading Advisory Agreement (Abbey Capital Futures Strategy Fund) among Abbey Capital Onshore Series LLC, Abbey Capital Limited, Abbey Capital Offshore Fund SPC and Tudor Investment Corporation is incorporated herein by reference to Post-Effective Amendment No. 252 to the Registrant’s Registration Statement (No. 33-20827) filed on May 22, 2019.

(71)

Investment Advisory Agreement (Abbey Capital Futures Strategy Fund) between Abbey Capital Onshore Series LLC and Abbey Capital Limited is incorporated herein by reference to Post-Effective Amendment No. 252 to the Registrant’s Registration Statement (No. 33-20827) filed on May 22, 2019.

(72)

Investment Advisory Agreement (Abbey Capital Futures Strategy Fund) between Abbey Capital Master Offshore Fund Limited and Abbey Capital Limited is incorporated herein by reference to Post-Effective Amendment No. 252 to the Registrant’s Registration Statement (No. 33-20827) filed on May 22, 2019.

(73)

Investment Advisory Agreement (Motley Fool Small-Cap Growth ETF) between Registrant and Motley Fool Asset Management, LLC is incorporated herein by reference to Post-Effective Amendment No. 290 to the Registrant’s Registration Statement (33-20827) filed on May 23, 2022.

(74)

Trading Advisory Agreement (Abbey Capital Futures Strategy Fund) among Abbey Capital Onshore Series LLC, Abbey Capital Limited, Abbey Capital Offshore Fund SPC and Episteme Capital Partners (UK) LLP is incorporated herein by reference to Post-Effective Amendment No. 252 to the Registrant’s Registration Statement (No. 33-20827) filed on May 22, 2019.

(75)	Reserved.

(76)	Reserved.

(77)	Reserved.

(78)	Reserved.

(79)

Addendum No. 6 to Investment Advisory Agreement (Boston Partners Small Cap Value Fund II and Boston Partners Emerging Markets Dynamic Equity Fund f/k/a Boston Partners Emerging Markets Long/Short Fund) is incorporated herein by reference to Post-Effective Amendment No. 256 to the Registrant’s Registration Statement (No. 33-20827) filed on December 20, 2019.

(80)

Trading Advisory Agreement (Abbey Capital Futures Strategy Fund) among Abbey Capital Onshore Series LLC, Abbey Capital Limited, Abbey Capital Offshore Fund SPC and Crabel Capital Management, LLC is incorporated herein by reference to Post-Effective Amendment No. 260 to the Registrant’s Registration Statement (No. 33-20827) filed on February 14, 2020.

(81)

Investment Advisory Agreement (SGI U.S. Large Cap Equity VI Portfolio) between Registrant and Summit Global Investments, LLC is incorporated herein by reference to Post-Effective Amendment No. 264 to the Registrant’s Registration Statement (No. 33-20827) filed on April 28, 2020.

(82)

Amended Appendix A to Expense Limitation and Reimbursement Agreement (Matson Money U.S. Equity VI Portfolio, Matson Money International Equity VI Portfolio, and Matson Money Fixed Income VI Portfolio) between Registrant and Matson Money, Inc. is incorporated herein by reference to Post-Effective Amendment No. 269 to the Registrant’s Registration Statement (No. 33-20827) filed on December 18, 2020.

(83)

Amended Appendix A to Expense Limitation and Reimbursement Agreement (Abbey Capital Futures Strategy Fund and Abbey Capital Multi Asset Fund) between Registrant and Abbey Capital Limited is incorporated herein by reference to Post-Effective Amendment No. 269 to the Registrant’s Registration Statement (No. 33-20827) filed on December 18, 2020.

(84)

Amended Appendix A to Expense Limitation and Reimbursement Agreement (SGI U.S. Large Cap Equity Fund, SGI Global Equity Fund, and SGI U.S. Large Cap Equity VI Portfolio) between Registrant and Summit Global Investments, LLC is incorporated herein by reference to Post-Effective Amendment No. 336 to the Registrant’s Registration Statement (No. 33-20827) filed on December 30, 2024.

(85)

Amended Appendix A to Expense Limitation and Reimbursement Agreement (Boston Partners Funds) between Registrant and Boston Partners Global Investors, Inc. is incorporated herein by reference to Post-Effective Amendment No. 413 to the Registrant’s Registration Statement (No. 33-20827) filed on October 8, 2026.

(86)

Investment Advisory Agreement (SGI Peak Growth Fund, SGI Prudent Growth Fund, and SGI Conservative Fund) between Registrant and Summit Global Investments, LLC is incorporated herein by reference to Post-Effective Amendment No. 266 to the Registrant’s Registration Statement (No. 33-20827) filed on June 8, 2020.

(87)

Addendum No. 7 to Investment Advisory Agreement (Boston Partners Small Cap Value Fund II, Boston Partners Emerging Markets Fund and Boston Partners Emerging Markets Dynamic Equity Fund f/k/a Boston Partners Emerging Markets Long/Short Fund) between Registrant and Boston Partners Global Investors, Inc. is incorporated herein by reference to Post-Effective Amendment No. 266 to the Registrant’s Registration Statement (No. 33-20827) filed on June 8, 2020.

(88)

Trading Advisory Agreement (Abbey Capital Multi Asset Fund) among Registrant, Abbey Capital Limited, Abbey Capital Multi Asset Offshore Fund Limited and Crabel Capital Management, LLC is incorporated herein by reference to Post-Effective Amendment No. 268 to the Registrant’s Registration Statement (No. 33-20827) filed on November 23, 2020.

(89)

Trading Advisory Agreement (Abbey Capital Multi Asset Fund) among Registrant, Abbey Capital Limited, ACMAF Onshore Series LLC, ACMAF Offshore SPC and Graham Capital Management LP is incorporated herein by reference to Post-Effective Amendment No. 321 to the Registrant’s Registration Statement (No. 33-20827) filed on March 15, 2024.

(90)

Trading Advisory Agreement (Abbey Capital Multi Asset Fund) among Registrant, Abbey Capital Limited, ACMAF Onshore Series LLC, ACMAF Offshore SPC and Winton Capital Management Limited is incorporated by reference to Post-Effective Amendment No. 327 to the Registrant’s Registration Statement (No. 33-20827) filed on July 19, 2024.

(91)

Trading Advisory Agreement (Abbey Capital Multi Asset Fund) among Registrant, Abbey Capital Limited, ACMAF Onshore Series LLC, ACMAF Offshore SPC, and Systematica Investments Limited is incorporated by reference to Post-Effective Amendment No. 335 to the Registrant’s Registration Statement (No. 33-20827) filed on July 19, 2024.

(92)	Reserved.

(93)

Trading Advisory Agreement (Abbey Capital Futures Strategy Fund) among Registrant, Abbey Capital Limited, Abbey Capital Onshore Series LLC, Abbey Capital Offshore Fund SPC and Winton Capital Management Limited is incorporated herein by reference to Post-Effective Amendment No. 269 to the Registrant’s Registration Statement (No. 33-20827) filed on December 18, 2020.

(94)

Trading Advisory Agreement (Abbey Capital Futures Strategy Fund) among Registrant, Abbey Capital Limited, Abbey Capital Onshore Series LLC, Abbey Capital Offshore Fund SPC and QMS Capital Management LP is incorporated herein by reference to Post-Effective Amendment No. 323 to the Registrant’s Registration Statement (No. 33-20827) filed on May 2, 2024.

(95)	Reserved.

(96)	Reserved.

(97)	Reserved.

(98)	Reserved.

(99)	Reserved.

(100)	Reserved.

(101)

Form of Expense Limitation and Reimbursement Agreement (SGI Peak Growth Fund and SGI Prudent Growth Fund) between Registrant and Summit Global Investments, LLC is incorporated herein by reference to Post-Effective Amendment No. 336 to the Registrant’s Registration Statement (No. 33-20827) filed on December 30, 2024.

(102)

Investment Advisory Agreement (SGI Small Cap Growth Fund f/k/a Bogle Investment Management Small Cap Growth Fund) between Registrant and Summit Global Investments, LLC is incorporated herein by reference to Post-Effective Amendment No. 283 to the Registrant’s Registration Statement (No. 33-20827) filed on October 15, 2021.

(103)

Expense Limitation and Reimbursement Agreement (SGI Small Cap Growth Fund f/k/a Bogle Investment Management Small Cap Growth Fund) between Registrant and Summit Global Investments, LLC is incorporated herein by reference to Post-Effective Amendment No. 283 to the Registrant’s Registration Statement (No. 33-20827) filed on October 15, 2021.

(104)

Investment Advisory Agreement (Motley Fool Global Opportunities ETF and Motley Fool Mid-Cap Growth ETF) between Registrant and Motley Fool Asset Management, LLC are incorporated herein by reference to Post-Effective Amendment No. 287 to the Registrant’s Registration Statement (33-20827) filed on December 29, 2021.

(105)	Reserved.

(106)	Reserved.

(107)	Reserved.

(108)

Addendum No. 8 to Investment Advisory Agreement (Boston Partners Global Sustainability Fund and WPG Partners Select Small Cap Value Fund) between Registrant and Boston Partners Global Investors, Inc. is incorporated herein by reference to Post-Effective Amendment No. 288 to the Registrant’s Registration Statement (No. 33-20827) filed on March 2, 2022.

(109)

Investment Advisory Agreement (Motley Fool Next Index ETF and Motley Fool Capital Efficiency 100 Index ETF) between Registrant and Motley Fool Asset Management, LLC is incorporated herein by reference to Post-Effective Amendment No. 287 to the Registrant’s Registration Statement (33-20827) filed on December 29, 2021.

(110)

Trading Advisory Agreement (Abbey Capital Futures Strategy Fund) among Abbey Capital Limited, Abbey Capital Onshore Series LLC, Abbey Capital Offshore Fund SPC and R. G. Niederhoffer Capital Management, Inc. is incorporated herein by reference to Post-Effective Amendment No. 286 to the Registrant’s Registration Statement (No. 33-20827) filed on December 20, 2021.

(111)

Investment Advisory Agreement (SGI U.S. Large Cap Core ETF and SGI Dynamic Tactical ETF) between Registrant and Summit Global Investments, LLC is incorporated herein by reference to Post-Effective Amendment No. 306 to the Registrant’s Registration Statement (No. 33-20827) filed on June 16, 2023.

(112)

Sub-Advisory Agreement (SGI U.S. Large Cap Core ETF and SGI Dynamic Tactical ETF) between Summit Global Investments, LLC and SG Trading Solutions, LLC is incorporated herein by reference to Post-Effective Amendment No. 306 to the Registrant’s Registration Statement (No. 33-20827) filed on June 16, 2023.

(113)

Investment Advisory Agreement (F/m US Treasury Funds) between Registrant and F/m Investments LLC, dated May 19, 2023, with Exhibit A dated January 15, 2026, is incorporated herein by reference to Post-Effective Amendment No. 387 to the Registrant’s Registration Statement (No. 33-28027) filed on February 10, 2026.

(114)

Trading Advisory Agreement (Abbey Capital Futures Strategy Fund) among Abbey Capital Limited, Abbey Capital Onshore Series LLC, Abbey Capital Offshore Fund SPC and Systematica Investments Limited is incorporated herein by reference to Post-Effective Amendment No. 300 to the Registrant’s Registration Statement (No. 33-20827) filed on December 27, 2022.

(115)

Investment Advisory Agreement (Oakhurst Fixed Income Fund, Oakhurst Short Duration Bond Fund, and Oakhurst Short Duration High Yield Credit Fund) between Registrant and F/m Investments LLC d/b/a Oakhurst Capital Management is incorporated herein by reference to Post-Effective Amendment No. 313 to the Registrant’s Registration Statement (No. 33-20827) filed on December 22, 2023.

(116)

Expense Limitation Agreement (Oakhurst Fixed Income Fund, Oakhurst Short Duration Bond Fund, and Oakhurst Short Duration High Yield Credit Fund) between Registrant and F/m Investments LLC d/b/a Oakhurst Capital Management is incorporated herein by reference to Post-Effective Amendment No. 313 to the Registrant’s Registration Statement (No. 33-20827) filed on December 22, 2023.

(117)	Reserved.

(118)

Investment Advisory Agreement (F/m Investments Large Cap Focused Fund) between Registrant and F/m Investments LLC is incorporated herein by reference to Post-Effective Amendment No. 313 to the Registrant’s Registration Statement (No. 33-20827) filed on December 22, 2023.

(119)

Expense Limitation Agreement (F/m Investments Large Cap Focused Fund) between Registrant and F/m Investments LLC is incorporated herein by reference to Post-Effective Amendment No. 313 to the Registrant’s Registration Statement (No. 33-20827) filed on December 22, 2023.

(120)

Investment Advisory Agreement (F/m Opportunistic Income ETF) between Registrant and F/m Investments LLC d/b/a North Slope Capital, LLC is incorporated herein by reference to Post-Effective Amendment No. 310 to the Registrant’s Registration Statement (No. 33-20827) filed on October 27, 2023.

(121)

Investment Advisory Agreement (F/m 6-Month Investment Grade Corporate Bond ETF, F/m 9-18 Month Investment Grade Corporate Bond ETF, F/m 2-Year Investment Grade Corporate Bond ETF, F/m 3-Year Investment Grade Corporate Bond ETF, F/m 5-Year Investment Grade Corporate Bond ETF, F/m 7-Year Investment Grade Corporate Bond ETF, F/m 10-Year Investment Grade Corporate Bond ETF, F/m 20-Year Investment Grade Corporate Bond ETF, F/m 30-Year Investment Grade Corporate Bond ETF and F/m 15+ Year Investment Grade Corporate Bond ETF) between Registrant and F/m Investments LLC d/b/a North Slope Capital, LLC is incorporated herein by reference to Post-Effective Amendment No. 318 to the Registrant’s Registration Statement (No. 33-20827) filed on February 15, 2024.

(122)

Investment Advisory Agreement (SGI Enhanced Global Income ETF and SGI Enhanced Core ETF) between Registrant and Summit Global Investments, LLC is incorporated herein by reference to Post-Effective Amendment No. 321 to the Registrant’s Registration Statement (No. 33-20827) filed on March 15, 2024.

(123)

Investment Sub-Advisory Agreement (SGI Enhanced Global Income ETF and SGI Enhanced Core ETF) between Summit Global Investments, LLC and SG Trading Solutions, LLC is incorporated herein by reference to Post-Effective Amendment No. 321 to the Registrant’s Registration Statement (No. 33-20827) filed on March 15, 2024.

(124)

Addendum No. 9 to Investment Advisory Agreement (WPG Partners Select Hedged Fund) between Registrant and Boston Partners Global Investors, Inc. is incorporated herein by reference to Post-Effective Amendment No. 323 to the Registrant’s Registration Statement (No. 33-20827) filed on May 2, 2024.

(125)

Investment Advisory Agreement (SGI Enhanced Nasdaq-100 ETF) between Registrant and Summit Global Investments, LLC is incorporated herein by reference to Post-Effective Amendment No. 326 to the Registrant’s Registration Statement (No. 33-20827) filed on June 13, 2024.

(126)

Investment Sub-Advisory Agreement (SGI Enhanced Nasdaq-100 ETF) between Summit Global Investments, LLC and SG Trading Solutions, LLC is incorporated herein by reference to Post-Effective Amendment No. 326 to the Registrant’s Registration Statement (No. 33-20827) filed on June 13, 2024.

(127)

Investment Advisory Agreement (F/m Emerald Life Sciences Innovation ETF) between Registrant and F/m Investments LLC is incorporated herein by reference to Post-Effective Amendment No. 366 to the Registrant’s Registration Statement (No. 33-20827) filed on September 23, 2025.

(128)

Investment Sub-Advisory Agreement (F/m Emerald Life Sciences Innovation ETF) between F/m Investments LLC and Emerald Mutual Fund Advisers Trust is incorporated herein by reference to Post-Effective Amendment No. 366 to the Registrant’s Registration Statement (No. 33-20827) filed on September 23, 2025.

(129)

Form of Expense Limitation and Reimbursement Agreement (F/m Emerald Life Sciences Innovation ETF) between Registrant and F/m Investments LLC is incorporated herein by reference to Post-Effective Amendment No. 333 to the Registrant’s Registration Statement (No. 33-20827) filed on October 29, 2024.

(130)

Investment Advisory Agreement (SGI Enhanced Market Leaders ETF) between Registrant and Summit Global Investments, LLC is incorporated herein by reference to Post-Effective Amendment No. 340 to the Registrant’s Registration Statement (No. 33-20827) filed on February 19, 2025.

(131)

Investment Sub-Advisory Agreement (SGI Enhanced Market Leaders ETF) between Summit Global Investments, LLC and SG Trading Solutions, LLC is incorporated herein by reference to Post-Effective Amendment No. 340 to the Registrant’s Registration Statement (No. 33-20827) filed on February 19, 2025.

(132)

Investment Advisory Agreement (F/m Ultrashort Treasury Inflation-Protected Security (TIPS) ETF, F/m Yield Curve Steepening Strategy ETF, F/m Yield Curve Flattening Strategy ETF, F/m Rising Interest Rates Strategy ETF and F/m Falling Interest Rates Strategy ETF) between Registrant and F/m Investments LLC is incorporated herein by reference to Post-Effective Amendment No. 342 to the Registrant’s Registration Statement (No. 33-20827) filed on February 28, 2025.

(a) Fee Reduction Agreement (F/m Ultrashort Treasury Inflation-Protected Security (TIPS) ETF) between Registrant and F/m Investments LLC is incorporated herein by reference to Post-Effective Amendment No. 410 to the Registrant’s Registration Statement (No. 33-20827) filed on August 30, 2026.

(133)

Investment Advisory Agreement (F/m High Yield 100 ETF, F/m High Beta High Yield ETF, F/m High Quality High Yield ETF, F/m Short Duration Quality High Yield ETF, F/m Senior Secured High Yield ETF, F/m U.S. Treasury 3-Month Bill Institutional ETF, F/m Leveraged U.S. Treasury 3-Month Bill ETF, F/m Current Coupon Mortgage-Backed Securities ETF, F/m Ultrashort Tax-Free Municipal ETF (f/k/a F/m Short Duration High Coupon Tax-Free Municipal ETF), F/m Small Cap Core ETF, F/m Small Cap Growth ETF, and F/m SMID Equity ETF) between Registrant and F/m Investments LLC is incorporated herein by reference to Post-Effective Amendment No. 345 to the Registrant’s Registration Statement (No. 33-20827) filed on April 4, 2025.

(a) Addendum No. 1 to Investment Advisory Agreement (F/m Callable Tax-Free Municipal ETF (formerly F/m Short Duration High Coupon Tax-Free Municipal ETF)) between Registrant and F/m Investments LLC is incorporated herein by reference to Post-Effective Amendment No. 410 to the Registrant’s Registration Statement (No. 33-20827) filed on August 30, 2026.

(134)

Form of Investment Advisory Agreement (Emerald Banking & Finance Evolution Fund and Emerald Growth Fund) between Registrant and Emerald Mutual Fund Advisers Trust is incorporated herein by reference to Post-Effective Amendment No. 350 to the Registrant’s Registration Statement (No. 33-20827) filed on May 2, 2025.

(135)

Form of Expense Limitation and Reimbursement Agreement (Emerald Banking & Finance Evolution Fund and Emerald Growth Fund) between Registrant and Emerald Mutual Fund Advisers Trust is incorporated herein by reference to Post Effective Amendment No. 359 to the Registrant’s Registrations Statement (No 33-28027) filed on July 18, 2025.

(136)

Form of Expense Waiver and Reimbursement Agreement (Emerald Growth Fund) between Registrant and Emerald Mutual Fund Advisers Trust is incorporated herein by reference to Post Effective Amendment No. 359 to the Registrant’s Registrations Statement (No 33-28027) filed on July 18, 2025.

(137)

Investment Advisory Agreement (F/m Emerald Special Situations ETF) between Registrant and F/m Investments LLC is incorporated herein by reference to Post-Effective Amendment No. 371 to the Registrant’s Registration Statement (No. 33-28027) filed on October 31, 2025.

(138)

Investment Sub-Advisory Agreement (F/m Emerald Special Situations ETF) between F/m Investments LLC and Emerald Mutual Fund Advisers Trust is incorporated herein by reference to Post-Effective Amendment No. 371 to the Registrant’s Registration Statement (No. 33-28027) filed on October 31, 2025.

(139)

Investment Advisory Agreement (F/m Compoundr High Yield Bond ETF, F/m Compoundr Total Return Bond ETF, F/m Compoundr AAA CLO ETF, F/m Compoundr U.S. Treasury 10-Year Note ETF, F/m Compoundr Investment Grade Bond ETF, and F/m Compoundr U.S. Aggregate Bond ETF) between Registrant and F/m Investments LLC is incorporated herein by reference to Post-Effective Amendment No. 362 to the Registrant’s Registration Statement (No. 33-28027) filed on August 11, 2025.

(140)

Investment Advisory Agreement (Motley Fool Innovative Growth Factor ETF, Motley Fool Crowdsource ETF, Motley Fool Value Factor ETF, Motley Fool Enhanced Income ETF, Motley Fool International Opportunities ETF, Motley Fool Large Cap Growth ETF, Motley Fool Momentum Factor ETF, Motley Fool Multi-Factor ETF, Motley Fool Smart Volatility Factor ETF, Motley Fool 100 Equal Weight ETF, Motley Fool Next Equal Weight ETF, Motley Fool 100 Minimum Volatility ETF, Motley Fool Next Minimum Volatility ETF, Motley Fool Rising 100 ETF, and Motley Fool Rising 100 Minimum Volatility ETF ) between Registrant and Motley Fool Asset Management, LLC is incorporated herein by reference to Post-Effective Amendment No. 377 to the Registrant’s Registration Statement (No. 33-28027) filed on December 4, 2025.

(141)

Expense Limitation Agreement (F/m Compoundr High Yield Bond ETF) between Registrant and F/m Investments LLC is incorporated herein by reference to Post-Effective Amendment No. 371 to the Registrant’s Registration Statement (No. 33-28027) filed on October 31, 2025.

(142)

Expense Limitation Agreement (F/m Compoundr U.S. Aggregate Bond ETF) between Registrant and F/m Investments LLC is incorporated herein by reference to Post-Effective Amendment No. 371 to the Registrant’s Registration Statement (No. 33-28027) filed on October 31, 2025.

(143)

Addendum No. 10 to Investment Advisory Agreement (Boston Partners Long/Short Equity Fund) between Registrant and Boston Partners Global Investors, Inc. is incorporated herein by reference to Post-Effective Amendment No. 391 to the Registrant’s Registration Statement (No. 33-20827) filed on March 27, 2026.

(144)

Investment Advisory Agreement (F/m Compoundr Ultrashort Treasury ETF, F/m Compoundr Intermediate Treasury ETF, F/m Compoundr Long Treasury ETF) between Registrant and F/m Investments LLC is incorporated herein by reference to Post-Effective Amendment No. 381 to the Registrant’s Registration Statement (No. 33-20827) filed on December 30, 2025.

(145)

Expense Limitation Agreement (F/m Compoundr Ultrashort Treasury ETF, F/m Compoundr Intermediate Treasury ETF and F/m Compoundr Long Treasury ETF) between Registrant and F/m Investments LLC is incorporated herein by reference to Post-Effective Amendment No. 381 to the Registrant’s Registration Statement (No. 33-20827) filed on December 30, 2025.

(146)

Amendment No. 1 to Investment Advisory Agreement (F/m Compoundr High Yield Bond ETF, F/m Compoundr Total Return Bond ETF, F/m Compoundr AAA CLO ETF, F/m Compoundr Investment Grade Bond ETF, and F/m Compoundr U.S. Aggregate Bond ETF) between Registrant and F/m Investments LLC is incorporated herein by reference to Post-Effective Amendment No. 391 to the Registrant’s Registration Statement (No. 33-20827) filed on March 27, 2026.

(147)

Investment Advisory Agreement (F/m Accumulator Ultrashort U.S. Treasury Fund, F/m Accumulator Intermediate U.S. Treasury Fund, F/m Accumulator Long-Term U.S. Treasury Fund, F/m Accumulator TIPS Fund, F/m Accumulator BDC Fund, F/m Accumulator Mortgage REIT Fund, F/m Accumulator Equity REIT Fund, F/m Accumulator High Dividend Payers Fund (f/k/a F/m Accumulator High Dividend Fund), and F/m Accumulator High Dividend Payers Growth Fund (f/k/a F/m Accumulator High Dividend Growth Fund)) is incorporated herein by reference to Post-Effective Amendment No. 400 to the Registrant’s Registration Statement (No. 33-20827) filed on June 9, 2026.

(e)		Underwriting Contracts.

(1)

Distribution Agreement between Registrant, Vigilant Distributors, LLC (f/k/a/ Herald Investment Marketing, LLC) and Matson Money, Inc. is incorporated herein by reference to Post-Effective Amendment No. 273 to the Registrant’s Registration Statement (No. 33-20827) filed on March 11, 2021.

(2)

ETF Distribution Agreement (Motley Fool ETFs and F/m US Treasury ETFs (f/k/a US Treasury ETFs)) between Registrant and Quasar Distributors, LLC dated August 8, 2022 is incorporated herein by reference to Post-Effective Amendment No. 304 to the Registrant’s Registration Statement (33-20827) filed on March 24, 2023.

(a)

First Amendment to the ETF Distribution Agreement (SGI ETFs) between Registrant and Quasar Distributors, LLC dated January 25, 2023 is incorporated herein by reference to Post-Effective Amendment No. 304 to the Registrant’s Registration Statement (33-20827) filed on March 24, 2023.

(b)

Second Amendment to the ETF Distribution Agreement (F/m Opportunistic Income ETF) between Registrant and Quasar Distributors, LLC is incorporated herein by reference to Post-Effective Amendment No. 309 to the Registrant’s Registration Statement (No. 33-20827) filed on October 13, 2023.

(c)

Third Amendment to the ETF Distribution Agreement (F/m 6-Month Investment Grade Corporate Bond ETF, F/m 9-18 Month Investment Grade Corporate Bond ETF (f/k/a F/m 1-Year Investment Grade Corporate Bond ETF), F/m 2-Year Investment Grade Corporate Bond ETF, F/m 3-Year Investment Grade Corporate Bond ETF, F/m 5-Year Investment Grade Corporate Bond ETF, F/m 7-Year Investment Grade Corporate Bond ETF, F/m 10-Year Investment Grade Corporate Bond ETF, F/m 20-Year Investment Grade Corporate Bond ETF, F/m 30-Year Investment Grade Corporate Bond ETF and F/m 15+ Year Investment Grade Corporate Bond ETF) between Registrant and Quasar Distributors, LLC is incorporated herein by reference to Post-Effective Amendment No. 313 to the Registrant’s Registration Statement (No. 33-20827) filed on December 22, 2023.

(d)

Fourth Amendment to the ETF Distribution Agreement (SGI Enhanced Global Income ETF and SGI Enhanced Core ETF) between Registrant and Quasar Distributors, LLC is incorporated herein by reference to Post-Effective Amendment No. 321 to the Registrant’s Registration Statement (No. 33-20827) filed on March 15, 2024.

(e)

Fifth Amendment to the ETF Distribution Agreement (SGI Enhanced Nasdaq-100 ETF) between Registrant and Quasar Distributors, LLC is incorporated by reference to Post-Effective Amendment 327 to the Registrant’s Registration Statement (No. 33-20827) filed on July 19, 2024.

(f)

Sixth Amendment to the ETF Distribution Agreement (F/m Emerald Life Sciences Innovation ETF) between Registrant and Quasar Distributors, LLC is incorporated herein by reference to Post-Effective Amendment No. 336 to the Registrant’s Registration Statement (No. 33-20827) filed on December 30, 2024.

(g)

Seventh Amendment to the ETF Distribution Agreement (SGI Enhanced Market Leaders ETF, F/m High Yield 100 ETF and F/m Ultrashort Treasury Inflation-Protected Security (TIPS) ETF) between Registrant and Quasar Distributors, LLC is incorporated herein by reference to Post-Effective Amendment No. 352 to the Registrant’s Registration Statement (No. 33-20827) filed on May 16, 2025.

(h)

Eighth Amendment to the ETF Distribution Agreement (F/m Emerald Special Situations ETF) between Registrant and Quasar Distributors, LLC is incorporated herein by reference to Post-Effective Amendment No. 366 to the Registrant’s Registration Statement (No. 33-20827) filed on September 23, 2025.

(i)

Ninth Amendment to the ETF Distribution Agreement (F/m Compoundr High Yield Bond ETF and F/m Compoundr U.S. Aggregate Bond ETF) between Registrant and Quasar Distributors, LLC is incorporated herein by reference to Post-Effective Amendment No. 366 to the Registrant’s Registration Statement (No. 33-20827) filed on September 23, 2025.

(j)

Tenth Amendment to the ETF Distribution Agreement (Motley Fool Innovative Growth Factor ETF, Motley Fool Crowdsource ETF, Motley Fool Value Factor ETF, Motley Fool Enhanced Income ETF, Motley Fool International Opportunities ETF, Motley Fool Large Cap Growth ETF, Motley Fool Momentum Factor ETF, Motley Fool Multi-Factor ETF, Motley Fool Smart Volatility Factor ETF, Motley Fool 100 Equal Weight ETF, Motley Fool Next Equal Weight ETF, Motley Fool 100 Minimum Volatility ETF, Motley Fool Next Minimum Volatility ETF, Motley Fool Rising 100 ETF, and Motley Fool Rising 100 Minimum Volatility ETF ) between Registrant and Quasar Distributors, LLC is incorporated herein by reference to Post-Effective Amendment No. 387 to the Registrant’s Registration Statement (No. 33-28027) filed on February 10, 2026.

(k)

Eleventh Amendment to the ETF Distribution Agreement (F/m Compoundr Ultrashort Treasury ETF, F/m Compoundr Intermediate Treasury ETF, F/m Compoundr Long Treasury ETF, F/m Accumulator Ultrashort U.S. Treasury Fund, F/m Accumulator Intermediate U.S. Treasury Fund, F/m Accumulator Long-Term U.S. Treasury Fund, F/m Accumulator TIPS Fund, F/m Accumulator BDC Fund, F/m Accumulator Mortgage REIT Fund, F/m Accumulator Equity REIT Fund, F/m Accumulator High Dividend Payers Fund, F/m Accumulator High Dividend Payers Growth Fund) between Registrant and Quasar Distributors, LLC will be filed by amendment.

(3)

Distribution Agreement between Registrant and Quasar Distributors, LLC is incorporated herein by reference to Post-Effective Amendment No. 288 to the Registrant’s Registration Statement (No. 33-20827) filed on March 2, 2022.

(a)

First Amendment to the Distribution Agreement between Registrant and Quasar Distributors, LLC is incorporated herein by reference to Post-Effective Amendment No. 309 to the Registrant’s Registration Statement (No. 33-20827) filed on October 13, 2023.

(b)

Second Amendment to the Distribution Agreement between registrant and Quasar Distributors, LLC is incorporated herein by reference to Post-Effective Amendment No. 339 to the Registrant’s Registration Statement (No. 33-20827) filed on February 14, 2025.

(c)

Third Amendment to the Distribution Agreement between Registrant and Quasar Distributors, LLC is incorporated herein by reference to Post-Effective Amendment No. 387 to the Registrant’s Registration Statement (No. 33-28027) filed on February 10, 2026.

(d)

Fourth Amendment to the Distribution Agreement between Registrant and Quasar Distributors, LLC is incorporated herein by reference to Post-Effective Amendment No. 387 to the Registrant’s Registration Statement (No. 33-28027) filed on February 10, 2026.

(e)

Fifth Amendment to the Distribution Agreement between Registrant and Quasar Distributors, LLC is incorporated herein by reference to Post-Effective Amendment No. 403 to the Registrant’s Registration Statement (No. 33-20827) filed on July 2, 2026.

	(4)	Form of Authorized Participant Agreement is incorporated herein by reference to Post-Effective Amendment No. 304 to the Registrant’s Registration Statement (33-20827) filed on March 24, 2023.

(f)		Bonus or Profit Sharing Contracts.

	(1)	Form of Deferred Compensation Plan is incorporated herein by reference to Post-Effective Amendment No. 160 to the Registrant’s Registration Statement (No. 33-20827) filed on December 23, 2013.

	(2)	Form of Deferred Compensation Agreement is incorporated herein by reference to Post-Effective Amendment No. 160 to the Registrant’s Registration Statement (No. 33-20827) filed on December 23, 2013.

(g)		Custodian Agreement.

(1)

Amended and Restated Custody Agreement between Registrant and U.S. Bank National Association dated June 30, 2019 is incorporated herein by reference to Post-Effective Amendment No. 260 to the Registrant’s Registration Statement (No. 33-20827) filed on February 14, 2020.

(2)

First Amendment to the Amended and Restated Custody Agreement between Registrant and U.S. Bank National Association is incorporated herein by reference to Post-Effective Amendment No. 266 to the Registrant’s Registration Statement (No. 33-20827) filed on June 8, 2020.

(3)

Second Amendment to the Amended and Restated Custody Agreement between Registrant and U.S. Bank National Association is incorporated herein by reference to Post-Effective Amendment No. 273 to the Registrant’s Registration Statement (No. 33-20827) filed on March 11, 2021.

(4)

Third Amendment to the Amended and Restated Custody Agreement between Registrant and U.S. Bank National Association is incorporated herein by reference to Post-Effective Amendment No. 284 to the Registrant’s Registration Statement (No. 33-20827) filed on November 1, 2021.

(5)

Fourth Amendment to the Amended and Restated Custody Agreement between Registrant and U.S. Bank National Association is incorporated herein by reference to Post-Effective Amendment No. 288 to the Registrant’s Registration Statement (No. 33-20827) filed on March 2, 2022.

(6)

Fifth Amendment to the Amended and Restated Custody Agreement between Registrant and U.S. Bank National Association is incorporated herein by reference to Post-Effective Amendment No. 288 to the Registrant’s Registration Statement (No. 33-20827) filed on March 2, 2022.

(7)

Sixth Amendment to the Amended and Restated Custody Agreement between Registrant and U.S. Bank National Association is incorporated herein by reference to Post-Effective Amendment No. 293 to the Registrant’s Registration Statement (No. 33-20827) filed on August 5, 2022.

(8)

Seventh Amendment to the Amended and Restated Custody Agreement between Registrant and U.S. Bank National Association is incorporated herein by reference to Post-Effective Amendment No. 300 to the Registrant’s Registration Statement (No. 33-20827) filed on December 27, 2022.

(9)

Eighth Amendment to the Amended and Restated Custody Agreement between Registrant and U.S. Bank National Association is incorporated herein by reference to Post-Effective Amendment No. 310 to the Registrant’s Registration Statement (No. 33-20827) filed on October 27, 2023.

(10)

Ninth Amendment to the Amended and Restated Custody Agreement between Registrant and U.S. Bank National Association is incorporated herein by reference to Post-Effective Amendment No. 312 to the Registrant’s Registration Statement (No. 33-20827) filed on November 22, 2023.

(11)

Tenth Amendment to the Amended and Restated Custody Agreement between Registrant and U.S. Bank National Association is incorporated herein by reference to Post-Effective Amendment No. 316 to the Registrant’s Registration Statement (No. 33-20827) filed on January 9, 2024.

(12)

Eleventh Amendment to the Amended and Restated Custody Agreement between Registrant and U.S. Bank National Association is incorporated herein by reference to Post-Effective Amendment No. 320 to the Registrant’s Registration Statement (No. 33-20827) filed on February 26, 2024.

(13)

Twelfth Amendment to the Amended and Restated Custody Agreement between Registrant and U.S. Bank National Association is incorporated herein by reference to Post-Effective Amendment No. 323 to the Registrant’s Registration Statement (No. 33-20827) filed on May 2, 2024.

(14)

Thirteenth Amendment to the Amended and Restated Custody Agreement between Registrant and U.S. Bank National Association is incorporated by reference to Post-Effective Amendment 327 to the Registrant’s Registration Statement (No. 33-20827) filed on July 19, 2024.

(15)

Fourteenth Amendment to the Amended and Restated Custody Agreement between Registrant and U.S. Bank National Association is incorporated herein by reference to Post-Effective Amendment No. 333 to the Registrant’s Registration Statement (No. 33-20827) filed on October 29, 2024.

(16)

Fifteenth Amendment to the Amended and Restated Custody Agreement between Registrant and U.S. Bank National Association is incorporated herein by reference to Post-Effective Amendment No. 342 to the Registrant’s Registration Statement (No. 33-20827) filed on February 28, 2025.

(17)

Sixteenth Amendment to the Amended and Restated Custody Agreement between Registrant and U.S. Bank National Association is incorporated herein by reference to Post Effective Amendment No. 359 to the Registrant’s Registrations Statement (No 33-28027) filed on July 18, 2025.

(18)

Seventeenth Amendment to the Amended and Restated Custody Agreement between Registrant and U.S. Bank National Association is incorporated herein by reference to Post-Effective Amendment No. 366 to the Registrant’s Registration Statement (No. 33-20827) filed on September 23, 2025.

(19)

Eighteenth Amendment to the Amended and Restated Custody Agreement between Registrant and U.S. Bank National Association is incorporated herein by reference to Post-Effective Amendment No. 366 to the Registrant’s Registration Statement (No. 33-20827) filed on September 23, 2025.

(20)

Nineteenth Amendment to the Amended and Restated Custody Agreement between Registrant and U.S. Bank National Association is incorporated herein by reference to Post-Effective Amendment No. 381 to the Registrant’s Registration Statement (No. 33-20827) filed on December 30, 2025.

(21)

Twentieth Amendment to the Amended and Restated Custody Agreement between Registrant and U.S. Bank National Association is incorporated herein by reference to Post-Effective Amendment No. 381 to the Registrant’s Registration Statement (No. 33-20827) filed on December 30, 2025.

(22)

Twenty-First Amendment to the Amended and Restated Custody Agreement between Registrant and U.S. Bank National Association is incorporated herein by reference to Post-Effective Amendment No. 391 to the Registrant’s Registration Statement (No. 33-20827) filed on March 27, 2026.

(23)

Twenty-Second Amendment to the Amended and Restated Custody Agreement between Registrant and U.S. Bank National Association is incorporated herein by reference to Post-Effective Amendment No. 403 to the Registrant’s Registration Statement (No. 33-20827) filed on July 2, 2026.

	(24)	Twenty-Third Amendment to the Amended and Restated Custody Agreement between Registrant and U.S. Bank National Association will be filed by amendment.

(h)		Other Material Contracts.

(1)

Non-12b-1 Shareholder Services Plan and Related Form of Shareholder Servicing Agreement (WPG Small Cap Value Diversified Fund f/k/a WPG Small/Micro Cap Value Fund f/k/a Robeco WPG Tudor Fund – Institutional Class) is incorporated herein by reference to Post-Effective Amendment No. 100 to the Registrant’s Registration Statement (No. 33-20827) filed on November 25, 2005.

(2)

Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC dated June 30, 2019 is incorporated herein by reference to Post-Effective Amendment No. 260 to the Registrant’s Registration Statement (No. 33-20827) filed on February 14, 2020.

(3)

Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC dated June 30, 2019 is incorporated herein by reference to Post-Effective Amendment No. 256 to the Registrant’s Registration Statement (No. 33-20827) filed on December 20, 2019.

(4)

Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC dated June 30, 2019 is incorporated herein by reference to Post-Effective Amendment No. 256 to the Registrant’s Registration Statement (No. 33-20827) filed on December 20, 2019.

(5)

First Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 266 to the Registrant’s Registration Statement (No. 33-20827) filed on June 8, 2020.

(6)

First Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 266 to the Registrant’s Registration Statement (No. 33-20827) filed on June 8, 2020.

(7)

First Amendment to the Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 266 to the Registrant’s Registration Statement (No. 33-20827) filed on June 8, 2020.

(8)

Form of Second Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 273 to the Registrant’s Registration Statement (No. 33-20827) filed on March 11, 2021.

(9)

Form of Second Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 273 to the Registrant’s Registration Statement (No. 33-20827) filed on March 11, 2021.

(10)

Second Amendment to the Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 273 to the Registrant’s Registration Statement (No. 33-20827) filed on March 11, 2021.

(11)

Third Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 273 to the Registrant’s Registration Statement (No. 33-20827) filed on March 11, 2021.

(12)

Third Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 273 to the Registrant’s Registration Statement (No. 33-20827) filed on March 11, 2021.

(13)

Fourth Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 282 to the Registrant’s Registration Statement (No. 33-20827) filed on September 27, 2021.

(14)

Fourth Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 282 to the Registrant’s Registration Statement (No. 33-20827) filed on September 27, 2021.

(15)

Third Amendment to the Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 282 to the Registrant’s Registration Statement (No. 33-20827) filed on September 27, 2021.

(16)

Fifth Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 281 to the Registrant’s Registration Statement (No. 33-20827) filed on July 26, 2021.

(17)

Fifth Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 281 to the Registrant’s Registration Statement (No. 33-20827) filed on July 26, 2021.

(18)

Sixth Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 288 to the Registrant’s Registration Statement (No. 33-20827) filed on March 2, 2022.

(19)

Seventh Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 288 to the Registrant’s Registration Statement (No. 33-20827) filed on March 2, 2022.

(20)

Sixth Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 288 to the Registrant’s Registration Statement (No. 33-20827) filed on March 2, 2022.

(21)

Seventh Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 288 to the Registrant’s Registration Statement (No. 33-20827) filed on March 2, 2022.

(22)

Fourth Amendment to the Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 288 to the Registrant’s Registration Statement (No. 33-20827) filed on March 2, 2022.

(23)

Fifth Amendment to the Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 288 to the Registrant’s Registration Statement (No. 33-20827) filed on March 2, 2022.

(24)

Eighth Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 293 to the Registrant’s Registration Statement (No. 33-20827) filed on August 5, 2022.

(25)

Eighth Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 293 to the Registrant’s Registration Statement (No. 33-20827) filed on August 5, 2022.

(26)

Sixth Amendment to the Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 293 to the Registrant’s Registration Statement (No. 33-20827) filed on August 5, 2022.

(27)

Ninth Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 300 to the Registrant’s Registration Statement (No. 33-20827) filed on December 27, 2022.

(28)

Ninth Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 300 to the Registrant’s Registration Statement (No. 33-20827) filed on December 27, 2022.

(29)

Seventh Amendment to the Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 300 to the Registrant’s Registration Statement (No. 33-20827) filed on December 27, 2022.

(30)

Tenth Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 310 to the Registrant’s Registration Statement (No. 33-20827) filed on October 27, 2023.

(31)

Tenth Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 310 to the Registrant’s Registration Statement (No. 33-20827) filed on October 27, 2023.

(32)

Eighth Amendment to the Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 310 to the Registrant’s Registration Statement (No. 33-20827) filed on October 27, 2023.

(33)

Form of Rule 12d1-4 Fund of Funds Investment Agreement is incorporated herein by reference to Post-Effective Amendment No. 308 to the Registrant’s Registration Statement (No. 33-20827) filed on August 30, 2023.

(34)

Eleventh Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 312 to the Registrant’s Registration Statement (No. 33-20827) filed on November 22, 2023.

(35)

Eleventh Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 312 to the Registrant’s Registration Statement (No. 33-20827) filed on November 22, 2023.

(36)

Ninth Amendment to the Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 312 to the Registrant’s Registration Statement (No. 33-20827) filed on November 22, 2023.

(37)

Twelfth Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 316 to the Registrant’s Registration Statement (No. 33-20827) filed on January 9, 2024.

(38)

Twelfth Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 316 to the Registrant’s Registration Statement (No. 33-20827) filed on January 9, 2024.

(39)

Tenth Amendment to the Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 316 to the Registrant’s Registration Statement (No. 33-20827) filed on January 9, 2024.

(40)	Reserved.

(41)

Thirteenth Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 320 to the Registrant’s Registration Statement (No. 33-20827) filed on February 26, 2024.

(42)

Thirteenth Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 320 to the Registrant’s Registration Statement (No. 33-20827) filed on February 26, 2024.

(43)

Eleventh Amendment to the Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 320 to the Registrant’s Registration Statement (No. 33-20827) filed on February 26, 2024.

(44)

Fourteenth Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 323 to the Registrant’s Registration Statement (No. 33-20827) filed on May 2, 2024.

(45)

Fourteenth Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 323 to the Registrant’s Registration Statement (No. 33-20827) filed on May 2, 2024.

(46)

Twelfth Amendment to the Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 323 to the Registrant’s Registration Statement (No. 33-20827) filed on May 2, 2024.

(47)

Fifteenth Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated by reference to Post-Effective Amendment 327 to the Registrant’s Registration Statement (No. 33-20827) filed on July 19, 2024.

(48)

Fifteenth Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated by reference to Post-Effective Amendment 327 to the Registrant’s Registration Statement (No. 33-20827) filed on July 19, 2024.

(49)

Thirteenth Amendment to the Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated by reference to Post-Effective Amendment 327 to the Registrant’s Registration Statement (No. 33-20827) filed on July 19, 2024.

(50)

Sixteenth Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 333 to the Registrant’s Registration Statement (No. 33-20827) filed on October 29, 2024.

(51)

Sixteenth Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 333 to the Registrant’s Registration Statement (No. 33-20827) filed on October 29, 2024.

(52)

Fourteenth Amendment to the Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 333 to the Registrant’s Registration Statement (No. 33-20827) filed on October 29, 2024.

(53)

Seventeenth Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 342 to the Registrant’s Registration Statement (No. 33-20827) filed on February 28, 2025.

(54)

Seventeenth Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 342 to the Registrant’s Registration Statement (No. 33-20827) filed on February 28, 2025.

(55)

Fifteenth Amendment to the Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 342 to the Registrant’s Registration Statement (No. 33-20827) filed on February 28, 2025.

(56)

Eighteenth Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post Effective Amendment No. 359 to the Registrant’s Registrations Statement (No 33-28027) filed on July 18, 2025.

(57)

Eighteenth Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post Effective Amendment No. 359 to the Registrant’s Registrations Statement (No 33-28027) filed on July 18, 2025.

(58)

Sixteenth Amendment to the Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post Effective Amendment No. 359 to the Registrant’s Registrations Statement (No 33-28027) filed on July 18, 2025.

(59)

Licensing Agreement (F/m High Yield 100 ETF) between F/m Investments and Bloomberg Index Services Limited is incorporated herein by reference to Post-Effective Amendment No. 345 to the Registrant’s Registration Statement (No. 33-20827) filed on April 4, 2025.

(60)

Non-12b-1 Shareholder Services Plan (Emerald Banking & Finance Evolution Fund – Class C Shares; Emerald Growth Fund - Class C Shares) is incorporated herein by reference to Post Effective Amendment No. 359 to the Registrant’s Registrations Statement (No 33-28027) filed on July 18, 2025.

(61)

Non-12b-1 Shareholder Services Plan (Emerald Banking & Finance Evolution Fund – Institutional Class Shares; Emerald Growth Fund - Institutional Class Shares) is incorporated herein by reference to Post Effective Amendment No. 359 to the Registrant’s Registrations Statement (No 33-28027) filed on July 18, 2025.

(62)

Non-12b-1 Shareholder Services Plan (Emerald Banking & Finance Evolution Fund – Investor Class Shares; Emerald Growth Fund - Investor Class Shares) is incorporated herein by reference to Post Effective Amendment No. 359 to the Registrant’s Registrations Statement (No 33-28027) filed on July 18, 2025.

(63)

Nineteenth Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 366 to the Registrant’s Registration Statement (No. 33-20827) filed on September 23, 2025.

(64)

Nineteenth Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 366 to the Registrant’s Registration Statement (No. 33-20827) filed on September 23, 2025.

(65)

Seventeenth Amendment to the Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 366 to the Registrant’s Registration Statement (No. 33-20827) filed on September 23, 2025.

(66)

Twentieth Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 366 to the Registrant’s Registration Statement (No. 33-20827) filed on September 23, 2025.

(67)

Twentieth Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 366 to the Registrant’s Registration Statement (No. 33-20827) filed on September 23, 2025.

(68)

Eighteenth Amendment to the Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 366 to the Registrant’s Registration Statement (No. 33-20827) filed on September 23, 2025.

(69)

Twenty-first Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 381 to the Registrant’s Registration Statement (No. 33-20827) filed on December 30, 2025.

(70)

Twenty-first Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 381 to the Registrant’s Registration Statement (No. 33-20827) filed on December 30, 2025.

(71)

Nineteenth Amendment to the Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 381 to the Registrant’s Registration Statement (No. 33-20827) filed on December 30, 2025.

(72)

Sublicense Agreement between the Registrant and F/m Investments LLC is incorporated herein by reference to Post-Effective Amendment No. 367 to the Registrant’s Registration Statement (No. 33-28027) filed on September 26, 2025.

(73)

Twenty-second Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 381 to the Registrant’s Registration Statement (No. 33-20827) filed on December 30, 2025.

(74)

Twenty-second Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 381 to the Registrant’s Registration Statement (No. 33-20827) filed on December 30, 2025.

(75)

Twentieth Amendment to the Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 381 to the Registrant’s Registration Statement (No. 33-20827) filed on December 30, 2025.

(76)

Twenty-third Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 391 to the Registrant’s Registration Statement (No. 33-20827) filed on March 27, 2026.

(77)

Twenty-third Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 391 to the Registrant’s Registration Statement (No. 33-20827) filed on March 27, 2026.

(78)

Twenty-first Amendment to the Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 391 to the Registrant’s Registration Statement (No. 33-20827) filed on March 27, 2026.

(79)

Twenty-fourth Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 403 to the Registrant’s Registration Statement (No. 33-20827) filed on July 2, 2026.

(80)

Twenty-fourth Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 403 to the Registrant’s Registration Statement (No. 33-20827) filed on July 2, 2026.

(81)

Twenty-second Amendment to the Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 403 to the Registrant’s Registration Statement (No. 33-20827) filed on July 2, 2026.

	(82)	Twenty-fifth Amendment to the Amended and Restated Fund Accounting Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC will be filed by amendment.

	(83)	Twenty-fifth Amendment to the Amended and Restated Fund Administration Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC will be filed by amendment.

	(84)	Twenty-third Amendment to the Amended and Restated Transfer Agent Servicing Agreement between Registrant and U.S. Bancorp Fund Services, LLC will be filed by amendment.

(i)	(1)	Opinion of Counsel is incorporated herein by reference to Post-Effective Amendment No. 381 to the Registrant’s Registration Statement (33-20827) filed on December 30, 2025.

	(2)	Consent of Counsel is incorporated herein by reference to Post-Effective Amendment No. 381 to the Registrant's Registration Statement (33-20827) filed on December 30, 2025.

(j)	(1)	Consent of Independent Registered Public Accounting Firm of Ernst & Young LLP is filed herewith.

	(2)	Consent of Independent Registered Public Accounting Firm of Cohen & Company, Ltd. is filed herewith.

	(3)	Consent of Independent Registered Public Accounting Firm of Cohen & Company, Ltd. is incorporated herein by reference to Post-Effective Amendment No. 381 to the Registrant's Registration Statement (33-20827) filed on December 30, 2025.

	(4)	Consent of Independent Registered Public Accounting Firm of PricewaterhouseCoopers LLP is incorporated herein by reference to Post-Effective Amendment No. 381 to the Registrant's Registration Statement (33-20827) filed on December 30, 2025.

	(5)	Consent of Independent Registered Public Accounting Firm of Tait, Weller & Baker LLP is incorporated herein by reference to Post-Effective Amendment No. 381 to the Registrant's Registration Statement (33-20827) filed on December 30, 2025.

(k)		None.

(l)		Initial Capital Agreements.

(1)

Subscription Agreement, relating to Classes A through N, is incorporated herein by reference to Pre-Effective Amendment No. 2 to Registrant’s Registration Statement (No. 33-20827) filed on July 12, 1988, and refiled electronically with Post-Effective Amendment No. 61 to Registrant’s Registration Statement filed on October 30, 1998.

(2)

Subscription Agreement between Registrant and Planco Financial Services, Inc., relating to Classes O and P is incorporated herein by reference to Post-Effective Amendment No. 5 to the Registrant’s Registration Statement (No. 33-20827) filed on December 14, 1990. (P)

(3)

Subscription Agreement between Registrant and Planco Financial Services, Inc., relating to Class Q is incorporated herein by reference to Post-Effective Amendment No. 5 to the Registrant’s Registration Statement (No. 33-20827) filed on December 14, 1990. (P)

(4)

Subscription Agreement between Registrant and Counselors Securities Inc. relating to Classes R, S, and Alpha 1 through Theta 4 is incorporated herein by reference to Post-Effective Amendment No. 7 to the Registrant’s Registration Statement (No. 33-20827) filed on July 15, 1992, and refiled electronically with Post-Effective Amendment No. 61 to Registrant’s Registration Statement filed on October 30, 1998.

(5)

Purchase Agreement between Registrant and Boston Partners Asset Management, L.P. relating to Classes TT and UU (Boston Partners Mid Cap Value Fund) is incorporated herein by reference to Post-Effective Amendment No. 46 to the Registrant’s Registration Statement (No. 33-20827) filed on September 25, 1997.

(6)

Purchase Agreement between Registrant and Boston Partners Asset Management, L.P. relating to Classes DDD and EEE (Boston Partners Small Cap Value Fund II (formerly Micro Cap Value)) is incorporated herein by reference to Post-Effective Amendment No. 60 to the Registrant’s Registration Statement (No. 33-20827) filed on October 29, 1998.

(7)

Purchase Agreement between Registrant and Boston Partners Asset Management relating to Classes III and JJJ (Boston Partners Long/Short Equity Fund (formerly Market Neutral)) is incorporated herein by reference to Post-Effective Amendment No. 63 to the Registrant’s Registration Statement (No. 33-20827) filed on December 14, 1998.

(8)

Form of Purchase Agreement between Registrant and Boston Partners Asset Management, L. P. relating to Classes KKK and LLL (Boston Partners Fund (formerly Long-Short Equity)) is incorporated herein by reference to Post-Effective Amendment No. 65 to the Registrant’s Registration Statement (No. 33-20827) filed on May 19, 1999.

(11)

Purchase Agreement (Boston Partners All-Cap Value Fund) between Registrant and Boston Partners Asset Management, L.P. is incorporated herein by reference to Post-Effective Amendment No. 80 to the Registrant’s Registration Statement (No. 33-20827) filed on November 1, 2002.

(12)

Purchase Agreement (WPG Partners Small Cap Value Diversified Fund f/k/a WPG Partners Small/Micro Cap Value Fund f/k/a Robeco WPG Tudor Fund) between Registrant and Weiss, Peck & Greer Investments is incorporated herein by reference to Post-Effective Amendment No. 96 to the Registrant’s Registration Statement (No. 33-20827) filed on June 6, 2005.

(13)

Form of Purchase Agreement (Free Market U.S. Equity Fund) between Registrant and Matson Money, Inc. (f/k/a Abundance Technologies, Inc.), is incorporated herein by reference to Post-Effective Amendment No. 112 to the Registrant’s Registration Statement (No. 33-20827) filed on June 1, 2007.

(14)

Form of Purchase Agreement (Free Market International Equity Fund) between Registrant and Matson Money, Inc. (f/k/a Abundance Technologies, Inc.), is incorporated herein by reference to Post-Effective Amendment No. 112 to the Registrant’s Registration Statement (No. 33-20827) filed on June 1, 2007.

(15)

Form of Purchase Agreement (Free Market Fixed Income Fund) between Registrant and Matson Money, Inc. (f/k/a Abundance Technologies, Inc.), is incorporated herein by reference to Post-Effective Amendment No. 112 to the Registrant’s Registration Statement (No. 33-20827) filed on June 1, 2007.

(16)

Purchase Agreement (Boston Partners Long/Short Research Fund f/k/a Robeco Boston Partners Long/Short Research Fund) between Registrant and Robeco Investment Management Inc. is incorporated herein by reference to Post-Effective Amendment No. 136 to the Registrant’s Registration Statement (No. 33-20827) filed on August 4, 2010.

(17)

Form of Purchase Agreement (Boston Partners Global Equity Fund f/k/a Robeco Boston Partners Global Equity Fund) between Registrant and Robeco Investment Management Inc. is incorporated herein by reference to Post-Effective Amendment No. 142 to the Registrant’s Registration Statement (No. 33-20827) filed on October 14, 2011.

(18)

Form of Purchase Agreement (Robeco Boston Partners International Equity Fund) between Registrant and Robeco Investment Management Inc. is incorporated herein by reference to Post-Effective Amendment No. 142 to the Registrant’s Registration Statement (No. 33-20827) filed on October 14, 2011.

(19)

Purchase Agreement (SGI U.S. Large Cap Equity Fund, f/k/a Summit Global Investments U.S. Low Volatility Equity Fund) between Registrant and Summit Global Investments, LLC is incorporated herein by reference to Post-Effective Amendment No. 157 to the Registrant’s Registration Statement (No. 33-20827) filed on October 29, 2013.

(20)

Form of Purchase Agreement (Boston Partners Global Long/Short Fund – Investor Class f/k/a Robeco Boston Partners Global Long/Short Fund-Investor Class) between Registrant and Robeco Investment Management Inc. is incorporated hereby by reference to Post-Effective Amendment No. 160 to the Registrant’s Registration Statement (No. 33-20827) filed on December 23, 2013.

(21)

Form of Purchase Agreement (Boston Partners Global Long/Short Fund-Institutional Class f/k/a Robeco Boston Partners Global Long/Short Fund-Institutional Class) between Registrant and Robeco Investment Management Inc. is incorporated hereby by reference to Post-Effective Amendment No. 160 to the Registrant’s Registration Statement (No. 33-20827) filed on December 23, 2013.

(22)

Form of Purchase Agreement (SGI Global Equity Fund f/k/a Scotia Dynamic U.S. Growth Fund) between Registrant and Scotia Institutional Asset Management US, Ltd. is incorporated herein by reference to Post-Effective Amendment No. 168 to the Registrant’s Registration Statement (No. 33-20827) filed on June 30, 2014.

(23)

Form of Purchase Agreement (Abbey Capital Futures Strategy Fund) between Registrant and Abbey Capital Limited is incorporated herein by reference to Post-Effective Amendment No. 168 to the Registrant’s Registration Statement (No. 33-20827) filed on June 30, 2014.

(24)

Form of Purchase Agreement (Adara Smaller Companies Fund (f/k/a Altair Smaller Companies Fund)) between Registrant and Altair Advisers LLC is incorporated herein by reference to Post-Effective Amendment No. 172 to the Registrant’s Registration Statement (No. 33-20827) filed on October 17, 2014.

(25)

Purchase Agreement (Boston Partners Emerging Markets Dynamic Equity Fund f/k/a Boston Partners Emerging Markets Long/Short Fund) between Registrant and Robeco Investment Management, Inc. is incorporated herein by reference to Post-Effective Amendment No. 187 to the Registrant’s Registration Statement (No. 33-20827) filed on December 29, 2015.

(26)	Reserved.

(27)	Reserved.

(28)	Reserved.

(29)

Purchase Agreement (Campbell Systematic Macro Fund) between Registrant and Campbell & Company Investment Adviser LLC is incorporated herein by reference to Post-Effective Amendment No. 266 to the Registrant’s Registration Statement (No. 33-20827) filed on June 8, 2020.

(30)

Form of Purchase Agreement (Boston Partners Emerging Markets Fund) between Registrant and Boston Partners Global Investors, Inc. is incorporated herein by reference to Post-Effective Amendment No. 226 to the Registrant’s Registration Statement (No. 33-20827) filed on August 23, 2017.

(31)

Form of Purchase Agreement (Motley Fool 100 Index ETF) between Registrant and Motley Fool Asset Management, LLC is incorporated herein by reference to Post-Effective Amendment No. 235 to the Registrant’s Registration Statement (No. 33-20827) filed on January 19, 2018.

(32)

Purchase Agreement (Aquarius International Fund) between Registrant and Altair Advisers LLC is incorporated herein by reference to Post-Effective Amendment No. 247 to the Registrant’s Registration Statement (No. 33-20827) filed on October 23, 2018.

(33)

Form of Purchase Agreement (Abbey Capital Multi Asset Fund) between Registrant and Abbey Capital Limited is incorporated herein by reference to Post-Effective Amendment No. 243 to the Registrant’s Registration Statement (No. 33-20827) filed on March 23, 2018.

(34)

Purchase Agreement (MFAM Small-Cap Growth ETF (f/k/a Motley Fool Small-Cap Growth ETF)) between Registrant and Motley Fool Asset Management, LLC is incorporated herein by reference to Post-Effective Amendment No. 247 to the Registrant’s Registration Statement (No. 33-20827) filed on October 23, 2018.

(35)	Reserved.

(36)	Reserved.

(37)

Purchase Agreement (SGI U.S. Large Cap Equity VI Portfolio) between Registrant and Summit Global Investments, LLC is incorporated herein by reference to Post-Effective Amendment No. 264 to the Registrant’s Registration Statement (No. 33-20827) filed on April 28, 2020.

(38)

Purchase Agreement (SGI Peak Growth Fund, SGI Prudent Growth Fund, and SGI Conservative Fund) between Registrant and Summit Global Investments, LLC is incorporated herein by reference to Post-Effective Amendment No. 266 to the Registrant’s Registration Statement (No. 33-20827) filed on June 8, 2020.

(39)	Reserved.

(40)

Purchase Agreement (Motley Fool Global Opportunities ETF and Motley Fool Mid-Cap Growth ETF) between Registrant and Motley Fool Asset Management, LLC is incorporated herein by reference to Post-Effective Amendment No. 286 to the Registrant’s Registration Statement (No. 33-20827) filed on December 20, 2021.

(41)	Reserved.

(42)

Purchase Agreement (Boston Partners Global Sustainability Fund and WPG Partners Select Small Cap Value Fund) between Registrant and Boston Partners Global Investors, Inc. is incorporated herein by reference to Post-Effective Amendment No. 288 to the Registrant’s Registration Statement (No. 33-20827) filed on March 2, 2022.

(43)

Purchase Agreement (Motley Fool Next Index ETF and Motley Fool Capital Efficiency 100 Index ETF) between Registrant and Motley Fool Asset Management, LLC is incorporated herein by reference to Post-Effective Amendment No. 288 to the Registrant’s Registration Statement (No. 33-20827) filed on March 2, 2022.

(44)

Purchase Agreement (SGI U.S. Large Cap Core ETF and SGI Dynamic Tactical ETF) between Registrant and Summit Global Investments, LLC is incorporated herein by reference to Post-Effective Amendment No. 304 to the Registrant’s Registration Statement (33-20827) filed on March 24, 2023.

(45)

Purchase Agreement (F/m US Treasury 10 Year Note ETF, F/m US Treasury 2 Year Note ETF, and F/m US Treasury 3 Month Bill Fund – ETF Class Shares (f/k/a F/m US Treasury 3 Month Bill ETF)) between Registrant and F/m Investments LLC d/b/a North Slope Capital, LLC is incorporated herein by reference to Post-Effective Amendment No. 300 to the Registrant’s Registration Statement (No. 33-20827) filed on December 27, 2022.

(46)

Purchase Agreement (F/m US Treasury 12 Month Bill ETF) between Registrant and F/m Investments LLC d/b/a North Slope Capital, LLC is incorporated herein by reference to Post-Effective Amendment No. 300 to the Registrant’s Registration Statement (No. 33-20827) filed on December 27, 2022.

(47)

Purchase Agreement (Oakhurst Fixed Income Fund, Oakhurst Short Duration Bond Fund, and Oakhurst Short Duration High Yield Credit Fund) between Registrant and F/m Investments LLC d/b/a Oakhurst Capital Management, LLC is incorporated herein by reference to Post-Effective Amendment No. 313 to the Registrant’s Registration Statement (No. 33-20827) filed on December 22, 2023.

(48)

Purchase Agreement (F/m Investments Large Cap Focused Fund – Investor Class) between Registrant and F/m Investments LLC is incorporated herein by reference to Post-Effective Amendment No. 313 to the Registrant’s Registration Statement (No. 33-20827) filed on December 22, 2023.

(49)

Purchase Agreement (F/m Opportunistic Income ETF) between Registrant and F/m Investments LLC d/b/a North Slope Capital, LLC is incorporated herein by reference to Post-Effective Amendment No. 310 to the Registrant’s Registration Statement (No. 33-20827) filed on October 27, 2023.

(50)

Purchase Agreement (F/m US Treasury 6 Month Bill ETF) between Registrant and F/m Investments LLC d/b/a North Slope Capital, LLC is incorporated herein by reference to Post-Effective Amendment No. 310 to the Registrant’s Registration Statement (No. 33-20827) filed on October 27, 2023.

(51)

Purchase Agreement (F/m US Treasury 30 Year Bond ETF, F/m US Treasury 20 Year Bond ETF, F/m US Treasury 7 Year Note ETF, F/m US Treasury 5 Year Note ETF, and F/m US Treasury 3 Year Note ETF) between Registrant and F/m Investments LLC d/b/a North Slope Capital, LLC is incorporated herein by reference to Post-Effective Amendment No. 310 to the Registrant’s Registration Statement (No. 33-20827) filed on October 27, 2023.

(52)

Purchase Agreement (SGI Enhanced Global Income ETF and SGI Enhanced Core ETF) between Registrant and Summit Global Investments, LLC is incorporated herein by reference to Post-Effective Amendment No. 320 to the Registrant’s Registration Statement (No. 33-20827) filed on February 26, 2024.

(53)

Purchase Agreement (F/m 2-Year Investment Grade Corporate Bond ETF, F/m 3-Year Investment Grade Corporate Bond ETF, and F/m 10-Year Investment Grade Corporate Bond ETF) between Registrant and F/m Investments LLC d/b/a North Slope Capital, LLC is incorporated herein by reference to Post-Effective Amendment No. 316 to the Registrant’s Registration Statement (No. 33-20827) filed on January 9, 2024.

(54)

Purchase Agreement (WPG Partners Select Hedged Fund) between Registrant and Boston Partners Global Investors, Inc. is incorporated herein by reference to Post-Effective Amendment No. 323 to the Registrant’s Registration Statement (No. 33-20827) filed on May 2, 2024.

(55)

Purchase Agreement (SGI Enhanced Nasdaq-100 ETF) between Registrant and Summit Global Investments, LLC is incorporated herein by reference to Post-Effective Amendment No. 326 to the Registrant’s Registration Statement (No. 33-20827) filed on June 13, 2024.

(56)

Purchase Agreement (F/m Emerald Life Sciences Innovation ETF) between Registrant and Emerald Mutual Fund Advisers Trust is incorporated herein by reference to Post-Effective Amendment No. 333 to the Registrant’s Registration Statement (No. 33-20827) filed on October 29, 2024.

(57)

Form of Purchase Agreement (SGI Enhanced Market Leaders ETF) between Registrant and Summit Global Investments, LLC is incorporated herein by reference to Post-Effective Amendment No. 340 to the Registrant’s Registration Statement (No. 33-20827) filed on February 19, 2025.

(58)

Purchase Agreement (F/m Ultrashort Treasury Inflation-Protected Security (TIPS) ETF) between Registrant and F/m Investments LLC is incorporated herein by reference to Post-Effective Amendment No. 342 to the Registrant’s Registration Statement (No. 33-20827) filed on February 28, 2025.

(59)

Purchase Agreement (F/m Yield Curve Steepening Strategy ETF, F/m Yield Curve Flattening Strategy ETF, F/m Rising Interest Rates Strategy ETF, F/m Falling Interest Rates Strategy ETF, F/m U.S. Treasury 3 Month Bill Institutional ETF, F/m Long-Term Treasury Inflation-Protected Security (TIPS) ETF, F/m Small Cap Core ETF, F/m Small Cap Growth ETF, and F/m SMID Equity ETF ) will be filed by amendment.

(60)

Purchase Agreement (F/m High Yield 100 ETF) between Registrant and F/m Investments LLC is incorporated herein by reference to Post-Effective Amendment No. 345 to the Registrant’s Registration Statement (No. 33-20827) filed on April 4, 2025.

(61)	Purchase Agreement (Emerald Banking & Finance Evolution Fund and Emerald Growth Fund) between Registrant and Emerald Mutual Fund Advisers Trust will be filed by amendment.

(62)

Purchase Agreement (F/m Emerald Special Situations ETF) between Registrant and Emerald Mutual Fund Advisers Trust is incorporated herein by reference to Post-Effective Amendment No. 371 to the Registrant’s Registration Statement (No. 33-28027) filed on October 31, 2025.

(63)

Purchase Agreement (F/m Compoundr High Yield Bond ETF and F/m Compoundr U.S. Aggregate Bond ETF) between Registrant and F/m Investments LLC is incorporated herein by reference to Post-Effective Amendment No. 362 to the Registrant’s Registration Statement (No. 33-28027) filed on August 11, 2025.

(64)

Purchase Agreement (Motley Fool Crowdsource ETF, Motley Fool Enhanced Income ETF, Motley Fool International Opportunities ETF, Motley Fool Large Cap Growth ETF, Motley Fool Multi-Factor ETF, Motley Fool Smart Volatility Factor ETF, Motley Fool 100 Equal Weight ETF, Motley Fool Next Equal Weight ETF, Motley Fool 100 Minimum Volatility ETF, Motley Fool Next Minimum Volatility ETF, Motley Fool Rising 100 ETF, and Motley Fool Rising 100 Minimum Volatility ETF ) between Registrant and Motley Fool Asset Management, LLC will be filed by amendment.

(65)

Purchase Agreement (F/m Ultrashort Tax-Free Municipal ETF (f/k/a F/m Callable Tax-Free Municipal ETF)) is incorporated herein by reference to Post-Effective Amendment No. 367 to the Registrant’s Registration Statement (No. 33-28027) filed on September 26, 2025.

(66)	Reserved.

(67)

Purchase Agreement (Motley Fool Innovative Growth Factor ETF, Motley Fool Value Factor ETF, and Motley Fool Momentum Factor ETF) between Registrant and Motley Fool Asset Management, LLC is incorporated herein by reference to Post-Effective Amendment No. 377 to the Registrant’s Registration Statement (No. 33-28027) filed on December 4, 2025.

(68)

Purchase Agreement (F/m Compoundr Ultrashort Treasury ETF) between Registrant and F/m Investments LLC is incorporated herein by reference to Post-Effective Amendment No. 381 to the Registrant’s Registration Statement (No. 33-20827) filed on December 30, 2025.

(69)	Purchase Agreement (F/m Compoundr Intermediate Treasury ETF, F/m Compoundr Long Treasury ETF) between Registrant and F/m Investments LLC will be filed by amendment.

(70)

Purchase Agreement (F/m Accumulator Ultrashort U.S. Treasury Fund) is incorporated herein by reference to Post-Effective Amendment No. 400 to the Registrant’s Registration Statement (No. 33-20827) filed on June 9, 2026.

(71)

Purchase Agreement (F/m Accumulator Intermediate U.S. Treasury Fund, F/m Accumulator Long-Term U.S. Treasury Fund, F/m Accumulator TIPS Fund, F/m Accumulator BDC Fund, F/m Accumulator Mortgage REIT Fund, F/m Accumulator Equity REIT Fund, F/m Accumulator High Dividend Payers Fund, F/m Accumulator High Dividend Payers Growth Fund) between Registrant and F/m Investment LLC will be filed by amendment.

(m)		Rule 12b-1 Plan.

(1)

Plan of Distribution (Boston Partners Mid Cap Value Fund - Investor Class) is incorporated herein by reference to Post-Effective Amendment No. 45 to the Registrant’s Registration Statement (No. 33-20827) filed on May 9, 1997.

(2)

Plan of Distribution (Boston Partners Small Cap Value Fund II (formerly Micro Cap Value) - Investor Class) is incorporated herein by reference to Post-Effective Amendment No. 53 to the Registrant’s Registration Statement (No. 33-20827) filed on April 10, 1998.

(3)

Amendment to Plans of Distribution pursuant to Rule 12b-1 is incorporated herein by reference to Post-Effective Amendment No. 63 to the Registrant’s Registration Statement (No. 33-20827) filed on December 14, 1998.

(4)

Plan of Distribution (Boston Partners Long/Short Equity Fund (formerly Market Neutral) - Investor Class) is incorporated herein by reference to Post-Effective Amendment No. 62 to the Registrant’s Registration Statement (No. 33-20827) filed on November 12, 1998.

(5)

Plan of Distribution (Boston Partners Fund (formerly Long Short Equity) - Investor Class) is incorporated herein by reference to Post-Effective Amendment No. 65 to the Registrant’s Registration Statement (No. 33-20827) filed on May 19, 1999.

(6)

Plan of Distribution pursuant to Rule 12b-1 (Boston Partners All-Cap Value Fund) is incorporated herein by reference to Post-Effective Amendment No. 80 to the Registrant’s Registration Statement (No. 33-20827) filed on November 1, 2002.

(7)

Plan of Distribution pursuant to Rule 12b-1 (Boston Partners Long/Short Research Fund-Investor Class f/k/a Robeco Boston Partners Long/Short Research Fund — Investor Class) is incorporated herein by reference to Post-Effective Amendment No. 141 to the Registrant’s Registration Statement (No. 33-20827) filed on December 28, 2010.

(8)

Plan of Distribution pursuant to Rule 12b-1 (Boston Partners Global Equity Fund-Investor Class f/k/a Robeco Boston Partners Global Equity Fund — Investor Class) is incorporated herein by reference to Post-Effective Amendment No. 142 to the Registrant’s Registration Statement (No. 33-20827) filed on October 14, 2011.

(9)

Plan of Distribution pursuant to Rule 12b-1 (Robeco Boston Partners International Equity Fund — Investor Class) is incorporated herein by reference to Post-Effective Amendment No. 142 to the Registrant’s Registration Statement (No. 33-20827) filed on October 14, 2011.

(10)

Plan of Distribution pursuant to Rule 12b-1 (SGI U.S. Large Cap Equity Fund, f/k/a Summit Global Investments U.S. Low Volatility Equity Fund — Retail Class) is incorporated by reference to Post-Effective Amendment No. 144 to Registrant’s Registration Statement (No. 33-20827) filed on December 15, 2011.

(11)

Plan of Distribution pursuant to Rule 12b-1 (SGI U.S. Large Cap Equity Fund, f/k/a Summit Global Investments U.S. Low Volatility Equity Fund – Class A) is incorporated by reference to Post-Effective Amendment No. 144 to Registrant’s Registration Statement (No. 33-20827) filed on December 15, 2011.

(12)

Plan of Distribution pursuant to Rule 12b-1 (Boston Partners Global Long/Short Fund – Investor Class f/k/a Robeco Boston Partners Global Long/Short Fund — Investor Class) is incorporated herein by reference to Post-Effective Amendment No. 154 to the Registrant’s Registration Statement (No. 33-20827) filed on July 11, 2013.

(13)

Plan of Distribution pursuant to Rule 12b-1 (Abbey Capital Futures Strategy Fund — Class A) is incorporated herein by reference to Post-Effective Amendment No. 168 to the Registrant’s Registration Statement (No. 33-20827) filed on June 30, 2014.

(14)

Plan of Distribution pursuant to Rule 12b-1 (Abbey Capital Futures Strategy Fund — Class C) is incorporated herein by reference to Post-Effective Amendment No. 168 to the Registrant’s Registration Statement (No. 33-20827) filed on June 30, 2014.

(15)

Plan of Distribution pursuant to Rule 12b-1 (SGI U.S. Large Cap Equity Fund, f/k/a Summit Global Investments U.S. Low Volatility Equity Fund —Class C) is incorporated herein by reference to Post-Effective Amendment No. 184 to the Registrant’s Registration Statement (No. 33-20827) filed on October 30, 2015.

(16)	Reserved

(17)

Plan of Distribution pursuant to Rule 12b-1 (SGI U.S. Small-Cap Equity Fund, f/k/a Summit Global Investments Small Cap Low Volatility Fund – Class C) is incorporated herein by reference to Post-Effective Amendment No. 195 to the Registrant’s Registration Statement (No. 33-20827) filed on March 30, 2016.

(18)

Plan of Distribution pursuant to Rule 12b-1 (Abbey Capital Futures Strategy Fund — Class T) is incorporated herein by reference to Post-Effective Amendment No. 216 to the Registrant’s Registration Statement (No. 33-20827) filed on April 10, 2017.

(19)	Reserved.

(20)	Reserved.

(21)

Plan of Distribution pursuant to Rule 12b-1 (Campbell Systematic Macro Fund — Class A) is incorporated herein by reference to Post-Effective Amendment No. 257 to the Registrant’s Registration Statement (No. 33-20827) filed on December 27, 2019.

(22)

Plan of Distribution pursuant to Rule 12b-1 (Campbell Systematic Macro Fund — Class P) is incorporated herein by reference to Post-Effective Amendment No. 257 to the Registrant’s Registration Statement (No. 33-20827) filed on December 27, 2019.

(23)

Plan of Distribution pursuant to Rule 12b-1 (Campbell Systematic Macro Fund — Class C) is incorporated herein by reference to Post-Effective Amendment No. 257 to the Registrant’s Registration Statement (No. 33-20827) filed on December 27, 2019.

(24)

Plan of Distribution pursuant to Rule 12b-1 (SGI Global Equity Fund, f/k/a Summit Global Investments Global Low Volatility Fund – Class A Shares (formerly Class II Shares)) is incorporated herein by reference to Post-Effective Amendment No. 232 to the Registrant’s Registration Statement (No. 33-20827) filed on December 28, 2017.

(25)

Plan of Distribution pursuant to Rule 12b-1 (SGI Global Equity Fund, f/k/a Summit Global Investments Global Low Volatility Fund – Class C Shares (formerly Institutional Shares)) is incorporated herein by reference to Post-Effective Amendment No. 232 to the Registrant’s Registration Statement (No. 33-20827) filed on December 28, 2017.

(26)

Plan of Distribution pursuant to Rule 12b-1 (Abbey Capital Multi Asset Fund – Class A Shares) is incorporated herein by reference to Post-Effective Amendment No. 243 to the Registrant’s Registration Statement (No. 33-20827) filed on March 23, 2018.

(27)

Plan of Distribution pursuant to Rule 12b-1 (Abbey Capital Multi Asset Fund – Class C Shares) is incorporated herein by reference to Post-Effective Amendment No. 243 to the Registrant’s Registration Statement (No. 33-20827) filed on March 23, 2018.

(28)	Reserved.

(29)	Plan of Distribution pursuant to Rule 12b-1 (Oakhurst Fixed Income Fund – Retail Shares) will be filed by amendment.

(30)

Plan of Distribution pursuant to Rule 12b-1 (F/m Investments Large Cap Focused Fund – Investor Class) is incorporated by reference to Post-Effective Amendment 327 to the Registrant’s Registration Statement (No. 33-20827) filed on July 19, 2024.

(31)

Plan of Distribution pursuant to Rule 12b-1 (Emerald Banking & Finance Evolution Fund – Class A Shares) is incorporated herein by reference to Post Effective Amendment No. 359 to the Registrant’s Registrations Statement (No 33-28027) filed on July 18, 2025.

(32)

Plan of Distribution pursuant to Rule 12b-1 (Emerald Banking & Finance Evolution Fund – Class C Shares) is incorporated herein by reference to Post Effective Amendment No. 359 to the Registrant’s Registrations Statement (No 33-28027) filed on July 18, 2025.

(33)

Plan of Distribution pursuant to Rule 12b-1 (Emerald Banking & Finance Evolution Fund – Investor Class Shares) is incorporated herein by reference to Post Effective Amendment No. 359 to the Registrant’s Registrations Statement (No 33-28027) filed on July 18, 2025.

(34)

Plan of Distribution pursuant to Rule 12b-1 (Emerald Growth Fund – Class A Shares) is incorporated herein by reference to Post Effective Amendment No. 359 to the Registrant’s Registrations Statement (No 33-28027) filed on July 18, 2025.

(35)

Plan of Distribution pursuant to Rule 12b-1 (Emerald Growth Fund – Class C Shares) is incorporated herein by reference to Post Effective Amendment No. 359 to the Registrant’s Registrations Statement (No 33-28027) filed on July 18, 2025.

(36)

Plan of Distribution pursuant to Rule 12b-1 (Emerald Growth Fund – Investor Class Shares) is incorporated herein by reference to Post Effective Amendment No. 359 to the Registrant’s Registrations Statement (No 33-28027) filed on July 18, 2025.

(n)		Rule 18f-3 Plan.

	(1)	Amended Rule 18f-3 Plan will be filed by amendment.

(o)		Reserved.

(p)		Code of Ethics.

	(1)	Code of Ethics of the Registrant is incorporated herein by reference to Post-Effective Amendment No. 391 to the Registrant’s Registration Statement (No. 33-20827) filed on March 27, 2026.

(2)

Code of Ethics of Boston Partners Global Investors, Inc. is incorporated herein by reference to Post-Effective Amendment No. 413 to the Registrant’s Registration Statement (No. 33-20827) filed on October 8, 2026.

	(3)	Code of Ethics of Matson Money, Inc. is incorporated herein by reference to Post-Effective Amendment No. 391 to the Registrant’s Registration Statement (No. 33-20827) filed on March 27, 2026.

(4)

Code of Ethics of Foreside Financial Group, LLC is incorporated herein by reference to Post-Effective Amendment No. 391 to the Registrant’s Registration Statement (No. 33-20827) filed on March 27, 2026.

(5)

Code of Ethics of Summit Global Investments, LLC is incorporated herein by reference to Post-Effective Amendment No. 413 to the Registrant’s Registration Statement (No. 33-20827) filed on October 8, 2026.

	(6)	Code of Ethics of Abbey Capital Limited is incorporated herein by reference to Post-Effective Amendment No. 391 to the Registrant’s Registration Statement (No. 33-20827) filed on March 27, 2026.

	(7)	Code of Ethics of Altair Advisers LLC is incorporated herein by reference to Post-Effective Amendment No. 391 to the Registrant’s Registration Statement (No. 33-20827) filed on March 27, 2026.

	(8)	Code of Ethics of Aperio Group, LLC is incorporated herein by reference to Post-Effective Amendment No. 391 to the Registrant’s Registration Statement (No. 33-20827) filed on March 27, 2026.

(9)

Code of Ethics of Driehaus Capital Management LLC is incorporated herein by reference to Post-Effective Amendment No. 391 to the Registrant’s Registration Statement (No. 33-20827) filed on March 27, 2026.

(10)

Code of Ethics of Pacific Ridge Capital Partners, LLC is incorporated herein by reference to Post-Effective Amendment No. 333 to the Registrant’s Registration Statement (No. 33-20827) filed on October 29, 2024.

(11)	Code of Ethics of Pier Capital LLC is incorporated herein by reference to Post-Effective Amendment No. 377 to the Registrant’s Registration Statement (No. 33-28027) filed on December 4, 2025.

(12)

Code of Ethics of River Road Asset Management, LLC is incorporated herein by reference to Post-Effective Amendment No. 366 to the Registrant’s Registration Statement (No. 33-20827) filed on September 23, 2025.

(13)

Code of Ethics of Campbell & Company Investment Adviser LLC is incorporated herein by reference to Post-Effective Amendment No. 413 to the Registrant’s Registration Statement (No. 33-20827) filed on October 8, 2026.

(14)

Code of Ethics of Motley Fool Asset Management, LLC is incorporated herein by reference to Post-Effective Amendment No. 339 to the Registrant’s Registration Statement (No. 33-20827) filed on February 14, 2025.

(15)

Code of Ethics of Mawer Investment Management Ltd. is incorporated herein by reference to Post-Effective Amendment No. 391 to the Registrant’s Registration Statement (No. 33-20827) filed on March 27, 2026.

(16)	Code of Ethics of Vigilant Distributors, LLC is incorporated herein by reference to Post Effective Amendment No. 359 to the Registrant’s Registrations Statement (No 33-28027) filed on July 18, 2025.

(17)	Code of Ethics of F/m Investments LLC is incorporated herein by reference to Post-Effective Amendment No. 413 to the Registrant’s Registration Statement (No. 33-28027) filed on October 8, 2026.

(18)

Code of Ethics of Emerald Mutual Fund Advisers Trust is incorporated herein by reference to Post-Effective Amendment No. 413 to the Registrant’s Registration Statement (No. 33-20827) filed on October 8, 2026.

(19)	Code of Ethics of SG Trading Solutions, LLC is incorporated herein by reference to Post-Effective Amendment No. 391 to the Registrant’s Registration Statement (No. 33-20827) filed on March 27, 2026.

Item 29.	PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

None.

Item 30.	INDEMNIFICATION

Sections 1, 2, 3 and 4 of Article VIII of Registrant’s Articles of Incorporation, as amended, incorporated herein by reference as Exhibits (a)(1) and (a)(3), provide as follows:

Section 1. To the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Corporation shall have any liability to the Corporation or its shareholders for damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

Section 2. The Corporation shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent that indemnification of directors is permitted by the Maryland General Corporation Law. The Corporation shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The Board of Directors may by law, resolution or agreement make further provision for indemnification of directors, officers, employees and agents to the fullest extent permitted by the Maryland General Corporation law.

Section 3. No provision of this Article shall be effective to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

Section 4. References to the Maryland General Corporation Law in this Article are to the law as from time to time amended. No further amendment to the Articles of Incorporation of the Corporation shall decrease, but may expand, any right of any person under this Article based on any event, omission or proceeding prior to such amendment. Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Section 12 of the Investment Advisory Agreement between Registrant and Boston Partners Global Investors, Inc. (“Boston Partners”) (f/k/a Robeco Investment Management, Inc.), incorporated herein by reference to exhibit (d)(9), provides for the indemnification of Boston Partners against certain losses.

Section 12 of each of the Investment Advisory Agreements between the Registrant and Matson Money, Inc. (f/k/a Abundance Technologies, Inc.), (“Matson Money”) incorporated herein by reference as exhibits (d)(3) and (d)(39) provides for the indemnification of Matson Money against certain losses.

Section 12 of each of the Investment Advisory Agreements between the Registrant and Summit Global Investments, LLC (“SGI”) incorporated herein by reference as exhibits (d)(7), (d)(11), (d)(81), (d)(86), (d)(102), (d)(111), (d)(122), (d)(125), and (d)(130) provides for the indemnification of SGI against certain losses.

Section 12 of each of the Investment Advisory Agreements with Abbey Capital Limited (“Abbey Capital”) incorporated herein by reference as exhibits (d)(13), (d)(60) and (d)(61) provides for the indemnification of Abbey Capital against certain losses.

Section 13 of each of the Investment Advisory Agreements with Abbey Capital incorporated herein by reference as exhibits (d)(14) and (d)(71) provides for the indemnification of Abbey Capital against certain losses.

Section 12 of each of the Investment Advisory Agreements between the Registrant and Altair Advisers LLC (“Altair”) incorporated herein by reference as exhibits (d)(23) and (d)(55) provide for indemnification of Altair against certain losses.

Section 12 of each of the Investment Advisory Agreements between the Registrant and Campbell & Company Investment Adviser LLC (“CCIA”) incorporated herein by reference as exhibits (d)(46) and (d)(47) provide for indemnification of CCIA against certain losses.

Section 12 of each of the Investment Advisory Agreements between the Registrant and Motley Fool Asset Management, LLC (“Motley Fool”) incorporated herein by reference to exhibits (d)(54), (d)(73), (d)(104), (d)(109), and (d)(140) provides for indemnification of Motley Fool against certain losses.

Section 12 of the Investment Advisory Agreement between the Registrant and F/m Investments LLC (“F/m”) incorporated herein by reference to exhibits (d)(113), (d)(115), (d)(118), (d)(120), (d)(121), (d)(127), (d)(132), (d)(133), (d)(137), (d)(139), (d)(144), and (d)(147) provide for the indemnification of F/m against certain losses.

Section 12 of the Investment Advisory Agreements between the Registrant and Emerald Mutual Fund Advisers Trust (“Emerald”) incorporated herein by reference to exhibits (d)(134) provides for indemnification of Emerald against certain losses.

Section 8 of the Distribution Agreement between Registrant and Vigilant Distributors, LLC incorporated herein by reference to exhibit (e)(1) provides for the indemnification of Vigilant Distributors, LLC against certain losses.

Section 6 of the Distribution Agreement between Registrant and Quasar Distributors, LLC incorporated herein by reference to exhibit (e)(2) provides for the indemnification of Quasar Distributors, LLC against certain losses.

Section 9 of the Distribution Agreement between Registrant and Quasar Distributors, LLC incorporated herein by reference to exhibit (e)(3) provides for the indemnification of Quasar Distributors, LLC against certain losses.

Item 31.	BUSINESS AND OTHER CONNECTIONS OF THE INVESTMENT ADVISERS.

1. Boston Partners Global Investors, Inc.

The sole business activity of Boston Partners Global Investors, Inc. (“Boston Partners”), One Beacon Street, 30th Floor, Boston, Massachusetts 02108, is to serve as an investment adviser. Boston Partners provides investment advisory services to the Boston Partners Funds and the WPG Partners Funds. Boston Partners is registered under the Investment Advisers Act of 1940 and serves as an investment adviser to domestic and foreign institutional investors, investment companies, commingled trust funds, private investment partnerships and collective investment vehicles. Below is a list of each executive officer and director of Boston Partners indicating each business, profession, vocation or employment of a substantial nature in which each such person has been engaged within the last two years, for his or her own account or in the capacity of director, officer, partner or trustee.

Name and Position with Boston Partners	Other Companies	Position With Other Companies
Joseph F. Feeney, Jr. Director, Chief Executive Officer & Chief Investment Officer	Boston Partners Trust Company	Chief Investment Officer
Mark E. Donovan Director, Senior Portfolio Manager
William G. Butterly, III General Counsel, Director of Sustainability & Engagement, & Secretary	Boston Partners Securities, L.L.C.	Chief Legal Officer
	Boston Partners Trust Company	General Counsel, Secretary & Director
	Boston Partners (UK) Limited	Director & Secretary
Mark S. Kuzminskas Chief Operating Officer	Boston Partners Trust Company	Director & Chief Operating Officer
	Boston Partners (UK) Limited	Director & Chief Operating Officer
Kenneth Lengieza Chief Compliance Officer
Greg A. Varner Chief Financial Officer & Treasurer	Boston Partners Trust Company	Chief Financial Officer & Treasurer
	Boston Partners (UK) Limited	Director & Chief Financial Officer

Stan H. Koyanagi Director, Chairperson of the Board of Directors	ORIX Corporation	Director, Managing Executive Officer and Global General Counsel
	ORIX Corporation Europe N.V.	Director & General Counsel
	ORIX Corporation USA	Director & General Counsel
Jeffrey A. Finley Director	ORIX Corporation USA	Head of Corporate Development and Strategic Opportunities; Chief Operating Officer of ORIX Capital Partners, a subsidiary of ORIX Corporation USA
Kiyoshi Habiro Director	ORIX Corporation Europe N.V.	ORIX Corporation Europe N.V.
	Director & Chief Executive Officer	Director & Chief Executive Officer
	OCE Nederland B.V.	OCE Nederland B.V.
	Director	Director
	OCE US Holding, Inc.	OCE US Holding, Inc.
	Director	Director
	Canara Robeco Asset Management Company Limited	Canara Robeco Asset Management Company Limited
Gilbert O. J. Van Hassel Director	Harbor Capital Advisors, Inc.	Director; Senior Managing Director, Group Head of ORIX USA Asset Management & Executive Chairman, ORIX Global Asset Management
David G. Van Hooser Director	Harbor Capital Advisors, Inc.	Director (Chairman of the Board of Directors)

2. Matson Money, Inc.:

The sole business activity of Matson Money, Inc. (“Matson Money”), 5955 Deerfield Blvd., Mason, Ohio 45040, is to serve as an investment adviser. Matson Money is registered under the Investment Advisers Act of 1940.

Below is a list of each executive officer and director of Matson Money indicating each business, profession, vocation or employment of a substantial nature in which each such person has been engaged within the last two years, for his or her own account or in the capacity of director, officer, partner or trustee.

Name and Position with Matson Money, Inc.	Name of Other Company	Position With Other Company
Mark E. Matson CEO	Keep It Tight Fitness, LLC	50% owner
Mark E. Matson CEO	The Matson Family Foundation	100% owner
Michelle Matson Vice President/ Secretary	None	None
Daniel J. List Chief Compliance Officer	None	None

3. Summit Global Investments, LLC:

The sole business activity of Summit Global Investments, LLC (“SGI”), 620 South Main Street, Bountiful, Utah 84010, is to serve as an investment adviser. SGI is registered under the Investment Advisers Act of 1940. The only employment of a substantial nature of each of SGI’s directors and officers is with SGI.

4. Abbey Capital Limited:

Abbey Capital Limited (“Abbey Capital”), 8 St. Stephen’s Green, Dublin 2, Ireland, is registered under the Investment Advisers Act of 1940. The only employment of a substantial nature of each of Abbey Capital’s directors and officers is with Abbey Capital.

5. Altair Advisers LLC:

Altair Advisers LLC (“Altair”), 225 West Washington Street, Chicago, Illinois 60606, is registered under the Investment Advisers Act of 1940. The only employment of a substantial nature of each of Altair’s directors and officers is with Altair.

6. Campbell & Company Investment Adviser LLC:

The principal business activity of Campbell & Company Investment Adviser LLC (“CCIA”), 2850 Quarry Lake Drive, Baltimore, Maryland 21209, is to serve as an investment adviser. CCIA is registered under the Investment Advisers Act of 1940.

Below is a list of each executive officer and director of CCIA indicating each business, profession, vocation or employment of a substantial nature in which each such person has been engaged within the last two years, for his or her own account or in the capacity of director, officer, partner or trustee.

Name and Position with CCIA	Name of Other Company	Position With Other Company
Dr. Kevin Cole Chief Executive Officer and Chief Investment Officer	Campbell & Company, LP	Chief Executive Officer and Chief Investment Officer
	Campbell & Company, LLC	Director and Chief Executive Officer
	Campbell Absolute Return F1 (Cayman)	Director
	Campbell Systematic Macro Offshore Limited	Director

Name and Position with CCIA	Name of Other Company	Position With Other Company
Thomas P. Lloyd General Counsel, Chief Compliance Officer & Secretary	Campbell & Company, LP	General Counsel, Chief Compliance Officer, and Secretary
	Campbell & Company, LLC	Director, General Counsel and Secretary
	Campbell Financial Services, LLC	Director, President, Chief Compliance Officer, and Secretary
	Campbell Absolute Return F1 (Cayman)	Director
	Campbell Systematic Macro Offshore Limited	Director
	Campbell Offshore Fund Limited SPC	Director
John R. Radle Chief Operating Officer	Campbell & Company, LP	Chief Operating Officer and Treasurer
	Campbell & Company, LLC	Director and Chief Operating Officer
	Campbell Financial Services, LLC	Director and Chief Operating Officer
	Campbell Absolute Return F1 (Cayman)	Director
	Campbell Systematic Macro Offshore Limited	Director

7. Motley Fool Asset Management, LLC:

A description of any other business, profession, vocation, or employment of a substantial nature in which Motley Fool Asset Management, LLC and each director, officer, or partner of Motley Fool Asset Management, LLC is or has been engaged within the last two fiscal years for his or her own account or in the capacity of director, employee, partner or trustee, is set forth in the Form ADV of Motley Fool Asset Management, LLC, as filed with the SEC on December 23, 2025, and is incorporated herein by this reference.

8. F/m Investments LLC:

A description of any other business, profession, vocation, or employment of a substantial nature in which F/m Investments LLC and each director, officer, or partner of F/m Investments LLC is or has been engaged within the last two fiscal years for his or her own account or in the capacity of director, employee, partner or trustee, is set forth in the Form ADV of F/m Investments LLC, as filed with the SEC on April 3, 2025, and is incorporated herein by this reference.

9. Emerald Mutual Fund Advisers Trust:

A description of any other business, profession, vocation, or employment of a substantial nature in which Emerald Mutual Fund Advisers Trust and each director, officer, or partner of Emerald Mutual Fund Advisers Trust is or has been engaged within the last two fiscal years for his or her own account or in the capacity of director, employee, partner or trustee, is set forth in the Form ADV of Emerald Mutual Fund Advisers Trust, as filed with the SEC on March 25, 2025, and is incorporated herein by this reference.

Item 32.	PRINCIPAL UNDERWRITER

(a)(1) Quasar Distributors, LLC (“Quasar”) serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:

1.	Capital Advisors Growth Fund, Series of Advisors Series Trust
2.	Chase Growth Fund, Series of Advisors Series Trust
3.	Davidson Multi Cap Equity Fund, Series of Advisors Series Trust
4.	Edgar Lomax Value Fund, Series of Advisors Series Trust
5.	First Sentier American Listed Infrastructure Fund, Series of Advisors Series Trust
6.	First Sentier Global Listed Infrastructure Fund, Series of Advisors Series Trust
7.	Fort Pitt Capital Total Return Fund, Series of Advisors Series Trust
8.	Huber Large Cap Value Fund, Series of Advisors Series Trust
9.	Huber Mid Cap Value Fund, Series of Advisors Series Trust
10.	Huber Select Large Cap Value Fund, Series of Advisors Series Trust
11.	Huber Small Cap Value Fund, Series of Advisors Series Trust
12.	Logan Capital Broad Innovative Growth ETF, Series of Advisors Series Trust
13.	Medalist Partners MBS Total Return Fund, Series of Advisors Series Trust
14.	Medalist Partners Short Duration Fund, Series of Advisors Series Trust
15.	O’Shaughnessy Market Leaders Value Fund, Series of Advisors Series Trust
16.	PIA BBB Bond Fund, Series of Advisors Series Trust
17.	PIA High Yield (MACS) Fund, Series of Advisors Series Trust
18.	PIA High Yield Fund, Series of Advisors Series Trust
19.	PIA MBS Bond Fund, Series of Advisors Series Trust
20.	PIA Short-Term Securities Fund, Series of Advisors Series Trust
21.	Poplar Forest Cornerstone Fund, Series of Advisors Series Trust
22.	Poplar Forest Partners Fund, Series of Advisors Series Trust
23.	Pzena Emerging Markets Value Fund, Series of Advisors Series Trust
24.	Pzena International Small Cap Value Fund, Series of Advisors Series Trust
25.	Pzena International Value Fund, Series of Advisors Series Trust
26.	Pzena Mid Cap Value Fund, Series of Advisors Series Trust
27.	Pzena Small Cap Value Fund, Series of Advisors Series Trust
28.	Reverb ETF, Series of Advisors Series Trust
29.	Scharf Fund, Series of Advisors Series Trust
30.	Scharf Global Opportunity Fund, Series of Advisors Series Trust
31.	Scharf Multi-Asset Opportunity Fund, Series of Advisors Series Trust
32.	Shenkman Capital Floating Rate High Income Fund, Series of Advisors Series Trust
33.	Shenkman Capital Short Duration High Income Fund, Series of Advisors Series Trust
34.	VegTech Plant-based Innovation & Climate ETF, Series of Advisors Series Trust

35.	The Aegis Funds
36.	Allied Asset Advisors Funds
37.	Angel Oak Funds Trust
38.	Angel Oak Strategic Credit Fund
39.	Barrett Opportunity Fund, Inc.
40.	Brookfield Investment Funds
41.	Buffalo Funds
42.	Cushing® Mutual Funds Trust
43.	DoubleLine Funds Trust
44.	EA Series Trust (f/k/a Alpha Architect ETF Trust)
45.	Ecofin Tax-Advantaged Social Impact Fund, Inc.
46.	AAM Bahl & Gaynor Small/Mid Cap Income Growth ETF, Series of ETF Series Solutions
47.	AAM Low Duration Preferred and Income Securities ETF, Series of ETF Series Solutions
48.	AAM S&P 500 Emerging Markets High Dividend Value ETF, Series of ETF Series Solutions
49.	AAM S&P 500 High Dividend Value ETF, Series of ETF Series Solutions
50.	AAM S&P Developed Markets High Dividend Value ETF, Series of ETF Series Solutions
51.	AAM Transformers ETF, Series of ETF Series Solutions
52.	AlphaMark Actively Managed Small Cap ETF, Series of ETF Series Solutions
53.	Aptus Collared Income Opportunity ETF, Series of ETF Series Solutions
54.	Aptus Defined Risk ETF, Series of ETF Series Solutions
55.	Aptus Drawdown Managed Equity ETF, Series of ETF Series Solutions
56.	Aptus Enhanced Yield ETF, Series of ETF Series Solutions
57.	Aptus Large Cap Enhanced Yield ETF, Series of ETF Series Solutions
58.	Bahl & Gaynor Income Growth ETF, Series of ETF Series Solutions
59.	Blue Horizon BNE ETF, Series of ETF Series Solutions
60.	BTD Capital Fund, Series of ETF Series Solutions
61.	Carbon Strategy ETF, Series of ETF Series Solutions
62.	Cboe Vest 10 Year Interest Rate Hedge ETF, Series of ETF Series Solutions
63.	ClearShares OCIO ETF, Series of ETF Series Solutions
64.	ClearShares Piton Intermediate Fixed Income Fund, Series of ETF Series Solutions
65.	ClearShares Ultra-Short Maturity ETF, Series of ETF Series Solutions
66.	Distillate International Fundamental Stability & Value ETF, Series of ETF Series Solutions
67.	Distillate Small/Mid Cash Flow ETF, Series of ETF Series Solutions
68.	Distillate U.S. Fundamental Stability & Value ETF, Series of ETF Series Solutions
69.	ETFB Green SRI REITs ETF, Series of ETF Series Solutions
70.	Hoya Capital High Dividend Yield ETF, Series of ETF Series Solutions
71.	Hoya Capital Housing ETF, Series of ETF Series Solutions
72.	iBET Sports Betting & Gaming ETF, Series of ETF Series Solutions
73.	International Drawdown Managed Equity ETF, Series of ETF Series Solutions
74.	LHA Market State Alpha Seeker ETF, Series of ETF Series Solutions
75.	LHA Market State Tactical Beta ETF, Series of ETF Series Solutions
76.	LHA Market State Tactical Q ETF, Series of ETF Series Solutions
77.	LHA Risk-Managed Income ETF, Series of ETF Series Solutions
78.	Loncar Cancer Immunotherapy ETF, Series of ETF Series Solutions
79.	Loncar China BioPharma ETF, Series of ETF Series Solutions
80.	McElhenny Sheffield Managed Risk ETF, Series of ETF Series Solutions
81.	Nationwide Dow Jones® Risk-Managed Income ETF, Series of ETF Series Solutions
82.	Nationwide Nasdaq-100 Risk-Managed Income ETF, Series of ETF Series Solutions
83.	Nationwide Russell 2000® Risk-Managed Income ETF, Series of ETF Series Solutions
84.	Nationwide S&P 500® Risk-Managed Income ETF, Series of ETF Series Solutions
85.	NETLease Corporate Real Estate ETF, Series of ETF Series Solutions

86.	Opus Small Cap Value ETF, Series of ETF Series Solutions
87.	Roundhill Acquirers Deep Value ETF, Series of ETF Series Solutions
88.	The Acquirers Fund, Series of ETF Series Solutions
89.	U.S. Global GO GOLD and Precious Metal Miners ETF, Series of ETF Series Solutions
90.	U.S. Global JETS ETF, Series of ETF Series Solutions
91.	U.S. Global Sea to Sky Cargo ETF, Series of ETF Series Solutions
92.	US Vegan Climate ETF, Series of ETF Series Solutions
93.	First American Funds, Inc.
94.	FundX Investment Trust
95.	The Glenmede Fund, Inc.
96.	The Glenmede Portfolios
97.	The GoodHaven Funds Trust
98.	Harding, Loevner Funds, Inc.
99.	Hennessy Funds Trust
100.	Horizon Funds
101.	Hotchkis & Wiley Funds
102.	Intrepid Capital Management Funds Trust
103.	Jacob Funds Inc.
104.	The Jensen Quality Growth Fund Inc.
105.	Kirr, Marbach Partners Funds, Inc.
106.	Leuthold Funds, Inc.
107.	Core Alternative ETF, Series of Listed Funds Trust
108.	Wahed Dow Jones Islamic World ETF, Series of Listed Funds Trust
109.	Wahed FTSE USA Shariah ETF, Series of Listed Funds Trust
110.	LKCM Funds
111.	LoCorr Investment Trust
112.	MainGate Trust
113.	ATAC Rotation Fund, Series of Managed Portfolio Series
114.	Coho Relative Value Equity Fund, Series of Managed Portfolio Series
115.	Coho Relative Value ESG Fund, Series of Managed Portfolio Series
116.	Cove Street Capital Small Cap Value Fund, Series of Managed Portfolio Series
117.	Ecofin Global Energy Transition Fund, Series of Managed Portfolio Series
118.	Ecofin Global Renewables Infrastructure Fund, Series of Managed Portfolio Series
119.	Ecofin Global Water ESG Fund, Series of Managed Portfolio Series
120.	Ecofin Sustainable Water Fund, Series of Managed Portfolio Series
121.	Jackson Square Large-Cap Growth Fund, Series of Managed Portfolio Series
122.	Jackson Square SMID-Cap Growth Fund, Series of Managed Portfolio Series
123.	Kensington Active Advantage Fund, Series of Managed Portfolio Series
124.	Kensington Defender Fund, Series of Managed Portfolio Series
125.	Kensington Dynamic Growth Fund, Series of Managed Portfolio Series
126.	Kensington Managed Income Fund, Series of Managed Portfolio Series
127.	LK Balanced Fund, Series of Managed Portfolio Series
128.	Muhlenkamp Fund, Series of Managed Portfolio Series
129.	Nuance Concentrated Value Fund, Series of Managed Portfolio Series
130.	Nuance Concentrated Value Long Short Fund, Series of Managed Portfolio Series
131.	Nuance Mid Cap Value Fund, Series of Managed Portfolio Series
132.	Olstein All Cap Value Fund, Series of Managed Portfolio Series
133.	Olstein Strategic Opportunities Fund, Series of Managed Portfolio Series
134.	Port Street Quality Growth Fund, Series of Managed Portfolio Series
135.	Principal Street High Income Municipal Fund, Series of Managed Portfolio Series
136.	Principal Street Short Term Municipal Fund, Series of Managed Portfolio Series

137.	Reinhart Genesis PMV Fund, Series of Managed Portfolio Series
138.	Reinhart International PMV Fund, Series of Managed Portfolio Series
139.	Reinhart Mid Cap PMV Fund, Series of Managed Portfolio Series
140.	Tortoise Energy Infrastructure and Income Fund, Series of Managed Portfolio Series
141.	Tortoise Energy Infrastructure Total Return Fund, Series of Managed Portfolio Series
142.	Tortoise North American Pipeline Fund, Series of Managed Portfolio Series
143.	V-Shares MSCI World ESG Materiality and Carbon Transition ETF, Series of Managed Portfolio Series
144.	V-Shares US Leadership Diversity ETF, Series of Managed Portfolio Series
145.	Greenspring Income Opportunities Fund, Series of Manager Directed Portfolios
146.	Hood River International Opportunity Fund, Series of Manager Directed Portfolios
147.	Hood River Small-Cap Growth Fund, Series of Manager Directed Portfolios
148.	Mar Vista Strategic Growth Fund, Series of Manager Directed Portfolios
149.	Vert Global Sustainable Real Estate Fund, Series of Manager Directed Portfolios
150.	Matrix Advisors Funds Trust
151.	Matrix Advisors Value Fund, Inc.
152.	Monetta Trust
153.	Nicholas Equity Income Fund, Inc.
154.	Nicholas Fund, Inc.
155.	Nicholas II, Inc.
156.	Nicholas Limited Edition, Inc.
157.	Oaktree Diversified Income Fund Inc.
158.	Permanent Portfolio Family of Funds
159.	Perritt Funds, Inc.
160.	Procure ETF Trust II
161.	Professionally Managed Portfolios
162.	Prospector Funds, Inc.
163.	Provident Mutual Funds, Inc.
164.	Abbey Capital Futures Strategy Fund, Series of The RBB Fund, Inc.
165.	Abbey Capital Multi-Asset Fund, Series of The RBB Fund, Inc.
166.	Adara Smaller Companies Fund, Series of The RBB Fund, Inc.
167.	Aquarius International Fund, Series of The RBB Fund, Inc.
168.	Boston Partners All Cap Value Fund, Series of The RBB Fund, Inc.
169.	Boston Partners Global Equity Fund, Series of The RBB Fund, Inc.
170.	Boston Partners Long/Short Equity Fund, Series of The RBB Fund, Inc.
171.	Boston Partners Long/Short Research Fund, Series of The RBB Fund, Inc.
172.	Boston Partners Small Cap Value Fund II, Series of The RBB Fund, Inc.
173.	Campbell Systematic Macro Fund, Series of The RBB Fund, Inc.
174.	F/m Opportunistic Income ETF, Series of The RBB Fund, Inc.
175.	F/m 6-Month Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.
176.	F/m 9-18 Month Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.
177.	F/m 2-Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.
178.	F/m 3-Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.
179.	F/m 5-Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.
180.	F/m 7-Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.
181.	F/m 10-Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.
182.	F/m 20-Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.
183.	F/m 30-Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.
184.	F/m 15+ Year Investment Grade Corporate Bond ETF, Series of The RBB Fund, Inc.
185.	F/m Emerald Life Sciences Innovation ETF, Series of The RBB Fund, Inc.
186.	F/m Emerald Special Situations ETF, Series of The RBB Fund, Inc.

187.	F/m Ultrashort Treasury Inflation-Protected Security (TIPS) ETF, Series of The RBB Fund, Inc.
188.	F/m Ultrashort Tax-Free Municipal ETF, Series of The RBB Fund, Inc.
189.	F/m High Yield 100 ETF, Series of The RBB Fund, Inc.
190.	F/m Compoundr U.S. Aggregate Bond ETF of The RBB Fund, Inc.
191.	F/m Compoundr High Yield Bond ETF of The RBB Fund, Inc.
192.	F/m Compoundr Ultrashort Treasury ETF
193.	F/m Accumulator Ultrashort U.S. Treasury Fund
193.	Motley Fool 100 Index ETF, Series of The RBB Fund, Inc.
194.	Motley Fool Capital Efficiency 100 Index ETF, Series of The RBB Fund, Inc.
195.	Motley Fool Global Opportunities ETF, Series of The RBB Fund, Inc.
196.	Motley Fool Mid-Cap Growth ETF, Series of The RBB Fund, Inc.
197.	Motley Fool Next Index ETF, Series of The RBB Fund, Inc.
198.	Motley Fool Small-Cap Growth ETF, Series of The RBB Fund, Inc.
199.	Motley Fool Innovative Growth Factor ETF, Series of The RBB Fund, Inc.
200.	Motley Fool Momentum Factor ETF, Series of The RBB Fund, Inc.
201.	Motley Fool Value Factor ETF, Series of The RBB Fund, Inc.
202.	SGI Enhanced Core ETF, Series of The RBB Fund, Inc.
203.	SGI Enhanced Global Income ETF, Series of The RBB Fund, Inc.
204.	SGI Enhanced Nasdaq-100 ETF, Series of The RBB Fund, Inc.
205.	SGI Global Equity Fund, Series of The RBB Fund, Inc.
206.	SGI Peak Fund, Series of The RBB Fund, Inc.
207.	SGI Prudent Fund, Series of The RBB Fund, Inc.
208.	SGI Small Cap Core Fund, Series of The RBB Fund, Inc.
209.	SGI U.S. Large Cap Equity Fund, Series of The RBB Fund, Inc.
210.	SGI U.S. Large Cap Core ETF, Series of The RBB Fund, Inc.
211.	SGI Dynamic Tactical ETF, Series of The RBB Fund, Inc.
212.	SGI Enhanced Market Leaders ETF, Series of The RBB Fund, Inc.
213.	F/m US Treasury 10 Year Note ETF, Series of The RBB Fund, Inc.
214.	F/m US Treasury 12 Month Bill ETF, Series of The RBB Fund, Inc.
215.	F/m US Treasury 2 Year Note ETF, Series of The RBB Fund, Inc.
216.	F/m US Treasury 20 Year Bond ETF, Series of The RBB Fund, Inc.
217.	F/m US Treasury 3 Month Bill ETF, Series of The RBB Fund, Inc.
218.	F/m US Treasury 3 Year Note ETF, Series of The RBB Fund, Inc.
219.	F/m US Treasury 30 Year Bond ETF, Series of The RBB Fund, Inc.
220.	F/m US Treasury 5 Year Note ETF, Series of The RBB Fund, Inc.
221.	F/m US Treasury 6 Month Bill ETF, Series of The RBB Fund, Inc.
222.	F/m US Treasury 7 Year Note ETF, Series of The RBB Fund, Inc.
223.	WPG Partners Select Small Cap Value Fund, Series of The RBB Fund, Inc.
224.	WPG Partners Small Cap Value Diversified Fund, Series of The RBB Fund, Inc.
225.	WPG Partners Select Hedged Fund, Series of The RBB Fund, Inc.
226.	P/E Global Enhanced International Fund, Series of The RBB Fund Trust
227.	Torray Fund, Series of The RBB Fund Trust
228.	Longview Advantage ETF, Series of The RBB Fund Trust
229.	Longview Advantage Fixed Income ETF, Series of The RBB Fund Trust
230.	First Eagle Global Equity ETF, Series of The RBB Fund Trust
231.	First Eagle Overseas Equity ETF, Series of The RBB Fund Trust
232.	Tweedy, Browne Insider + Value ETF, Series of The RBB Fund Trust
233.	Tweedy, Browne International Insider + Value ETF, Series of The RBB Fund Trust
234.	Advent Convertible Bond ETF, Series of The RBB Fund Trust
235.	Twin Oak Active Opportunities II ETF, Series of The RBB Fund Trust

236.	Twin Oak Active Opportunities III ETF, Series of The RBB Fund Trust
237.	Twin Oak Endure ETF, Series of The RBB Fund Trust
238.	Twin Oak Strategic Solutions ETF, Series of The RBB Fund Trust
239.	Wayfinder Dynamic U.S. Interest Rate ETF, Series of The RBB Fund Trust
240.	MUFG Japan Small Cap Active ETF, Series of The RBB Fund Trust
241.	Penn Capital Short Duration High Income Fund, Series of The RBB Fund Trust
242.	Penn Capital Special Situations Small Cap Fund, Series of The RBB Fund Trust
243.	Pathfinder Focused Opportunities ETF, Series of The RBB Fund Trust
244.	Pathfinder Disciplined US Equity ETF, Series of The RBB Fund Trust
245.	M.D. Sass Concentrated Value ETF, Series of The RBB Fund Trust
246.	RBC Funds Trust
247.	Series Portfolios Trust
248.	Thompson IM Funds, Inc.
249.	TrimTabs ETF Trust
250.	Trust for Advised Portfolios
251.	Barrett Growth Fund, Series of Trust for Professional Managers
252.	Bright Rock Mid Cap Growth Fund, Series of Trust for Professional Managers
253.	Bright Rock Quality Large Cap Fund, Series of Trust for Professional Managers
254.	CrossingBridge Low Duration High Yield Fund, Series of Trust for Professional Managers
255.	CrossingBridge Responsible Credit Fund, Series of Trust for Professional Managers
256.	CrossingBridge Ultra-Short Duration Fund, Series of Trust for Professional Managers
257.	RiverPark Strategic Income Fund, Series of Trust for Professional Managers
258.	Dearborn Partners Rising Dividend Fund, Series of Trust for Professional Managers
259.	Jensen Global Quality Growth Fund, Series of Trust for Professional Managers
260.	Jensen Quality Value Fund, Series of Trust for Professional Managers
261.	Rockefeller Climate Solutions Fund, Series of Trust for Professional Managers
262.	Rockefeller US Small Cap Core Fund, Series of Trust for Professional Managers
263.	Terra Firma US Concentrated Realty Fund, Series of Trust for Professional Managers
264.	USQ Core Real Estate Fund
265.	Wall Street EWM Funds Trust

(a)(2) Vigilant Distributors, LLC serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:

1.	Free Market Fixed Income Fund, Series of The RBB Fund, Inc.
2.	Free Market International Equity Fund, Series of The RBB Fund, Inc.
3.	Free Market US Equity Fund, Series of The RBB Fund, Inc.
4.	Matson Money Fixed Income VI Portfolio, Series of The RBB Fund, Inc.
5.	Matson Money International Equity VI Portfolio, Series of The RBB Fund, Inc.
6.	Matson Money US Equity VI Portfolio, Series of The RBB Fund, Inc.
7.	YCG Funds
8.	Pemberwick Fund, Series of Manager Directed Portfolios
9.	Hardman Johnston International Growth Fund, Series of Manager Directed Portfolios
10.	Modern Capital Tactical Opportunities Fund, of Modern Capital Funds Trust
11.	Soundwatch Hedged Equity ETF, Series of Advisor Managed Portfolios
12.	WBI BullBear Value 3000 ETF, Series of Absolute Shares Trust
13.	WBI BullBear Yield 300 ETF, Series of Absolute Shares Trust
14.	WBI BullBear Quality 3000 ETF, Series of Absolute Shares Trust
15.	WBI Power Fact® High Dividend ETF, Series of Absolute Shares Trust
16.	Founders 100 ETF, Series of Founder Funds Trust
17.	Prospera Income ETF, Series of Thrive Series Trust

(b)(1) The following are the Officers and Manager of Quasar, one of the Registrant’s underwriters. Quasar’s main business address is 190 Middle Street, Suite 301, Portland, Maine 04101.

Name	Address	Position with Underwriter	Position with Registrant
Teresa Cowan	190 Middle Street, Suite 301 Portland, ME 04101	President/Manager	None
Chris Lanza	190 Middle Street, Suite 301 Portland, ME 04101	Vice President	None
Kate Macchia	190 Middle Street, Suite 301 Portland, ME 04101	Vice President	None
Susan L. LaFond	190 Middle Street, Suite 301 Portland, ME 04101	Vice President and Chief Compliance Officer and Treasurer	None
Weston Sommers	190 Middle Street, Suite 301 Portland, ME 04101	Financial and Operations Principal and Chief Financial Officer	None
Kelly B. Whetstone	190 Middle Street, Suite 301 Portland, ME 04101	Secretary	None

(b)(2) The following are the Officers of Vigilant Distributors, LLC, one of the Registrant’s underwriters. Vigilant Distributors, LLC’s main business address is Gateway Corporate Center, Suite 216, 223 Wilmington West Chester Pike, Chadds Ford, Pennsylvania 19317.

Nam	Address	Position with Underwriter	Position with Registrant
Patrick Chism	Gateway Corporate Center, Suite 216, 223 Wilmington West Chester Pike, Chadds Ford, PA 19317	Chief Executive Officer and Chief Compliance Officer	None
Gerald Scarpati	Gateway Corporate Center, Suite 216, 223 Wilmington West Chester Pike, Chadds Ford, PA 19317	Chief Financial Officer and Principal Financial Officer	None

(c)	Not Applicable

Item 33.	LOCATION OF ACCOUNTS AND RECORDS

(1)	Boston Partners Global Investors, Inc., One Beacon Street, Boston, Massachusetts 02108 (records relating to its function as investment adviser).
(2)	Matson Money, Inc. (formerly Abundance Technologies, Inc.), 5955 Deerfield Blvd., Mason, Ohio 45040 (records relating to its function as investment adviser).
(3)	Summit Global Investments, LLC, 620 South Main Street, Bountiful, Utah 84010 (records relating to its function as investment adviser).
(4)	Abbey Capital Limited, 8 St. Stephen’s Green, Dublin 2, Ireland, (records relating to its function as investment adviser).

(5)	Altair Advisers LLC, 225 West Washington, Suite 2400, Chicago, Illinois 60606 (records relating to its function as investment adviser).
(6)	Campbell & Company Investment Adviser LLC, 2850 Quarry Lake Drive, Baltimore, Maryland 21209 (records relating to its function as investment adviser).
(7)	Motley Fool Asset Management, LLC, 2000 Duke Street, Suite 300, Alexandria, Virginia 22314 (records relating to its function as investment adviser).
(8)	F/m Investments LLC, 900 19th Street, Suite 203, Washington, DC 20006 (records relating to its function as investment adviser).
(9)	Emerald Mutual Fund Advisers Trust, 3175 Oregon Pike, Leola, Pennsylvania 17540 (records relating to its function as investment adviser).
(10)	U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, Wisconsin 53202 (records relating to its function as administrator, transfer agent and dividend disbursing agent).
(11)	U.S. Bank, N.A., 1555 North Rivercenter Drive, Suite 302, Milwaukee, Wisconsin, 53212 (records relating to its function as custodian).
(12)	Quasar Distributors, LLC, 190 Middle Street, Suite 301, Portland, ME 04101 (records relating to its function as underwriter).
(13)	Vigilant Distributors, LLC, Gateway Corporate Center, Suite 216, 223 Wilmington West Chester Pike, Chadds Ford, Pennsylvania 19317 (records relating to its function as underwriter).

Item 34.	MANAGEMENT SERVICES

None.

Item 35.	UNDERTAKINGS

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended, the Registrant certifies that it has duly caused this Post-Effective Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Short Hills and State of New Jersey on November 2, 2026.

THE RBB FUND, INC.

By:	/s/ Steven Plump
Steven Plump
President

Pursuant to the requirements of the 1933 Act, this Amendment to Registrant’s Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Steven Plump	President (Principal Executive Officer)	November 2, 2026
Steven Plump

/s/ James G. Shaw	Chief Financial Officer (Principal Financial and Accounting Officer)	November 2, 2026
James G. Shaw

*Gregory P. Chandler	Director	November 2, 2026
Gregory P. Chandler

*Lisa A. Dolly	Director	November 2, 2026
Lisa A. Dolly

*Nicholas A. Giordano	Director	November 2, 2026
Nicholas A. Giordano

*Arnold M. Reichman	Director	November 2, 2026
Arnold M. Reichman

*Robert Sablowsky	Director	November 2, 2026
Robert Sablowsky

*Brian T. Shea	Director	November 2, 2026
Brian T. Shea

*Martha A. Tirinnanzi	Director	November 2, 2026
Martha A. Tirinnanzi

*By:	/s/ James G. Shaw
James G. Shaw
Attorney-in-Fact

THE RBB FUND, INC.

(the “Company”)

THE RBB FUND TRUST

(the “Trust”)

POWER OF ATTORNEY

Know All Men by These Presents, that the undersigned, Gregory P. Chandler, hereby constitutes and appoints Jillian L. Bosmann, Edward Paz, Steven Plump, and James G. Shaw his true and lawful attorneys, to execute in his name, place, and stead, in his capacity as Director/Trustee or officer, or both, of the Company and of the Trust, the Registration Statement and any amendments thereto and all instruments necessary or incidental in connection therewith, and to file the same with the U.S. Securities and Exchange Commission; and said attorneys shall have full power and authority to do and perform in his name and on his behalf, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises, as fully and to all intents and purposes as he might or could do in person, said acts of said attorneys being hereby ratified and approved.

DATED:	July 9, 2025

/s/ Gregory P. Chandler
Gregory P. Chandler

THE RBB FUND, INC.

(the “Company”)

THE RBB FUND TRUST

(the “Trust”)

POWER OF ATTORNEY

Know All Men by These Presents, that the undersigned, Lisa A. Dolly, hereby constitutes and appoints Jillian L. Bosmann, Edward Paz, Steven Plump, and James G. Shaw her true and lawful attorneys, to execute in her name, place, and stead, in her capacity as Director/Trustee or officer, or both, of the Company and of the Trust, the Registration Statement and any amendments thereto and all instruments necessary or incidental in connection therewith, and to file the same with the U.S. Securities and Exchange Commission; and said attorneys shall have full power and authority to do and perform in her name and on her behalf, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises, as fully and to all intents and purposes as she might or could do in person, said acts of said attorneys being hereby ratified and approved.

DATED:	July 9, 2025

/s/ Lisa A. Dolly
Lisa A. Dolly

THE RBB FUND, INC.

(the “Company”)

THE RBB FUND TRUST

(the “Trust”)

POWER OF ATTORNEY

Know All Men by These Presents, that the undersigned, Nicholas A. Giordano, hereby constitutes and appoints Jillian L. Bosmann, Edward Paz, Steven Plump, and James G. Shaw his true and lawful attorneys, to execute in his name, place, and stead, in his capacity as Director/Trustee or officer, or both, of the Company and of the Trust, the Registration Statement and any amendments thereto and all instruments necessary or incidental in connection therewith, and to file the same with the U.S. Securities and Exchange Commission; and said attorneys shall have full power and authority to do and perform in his name and on his behalf, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises, as fully and to all intents and purposes as he might or could do in person, said acts of said attorneys being hereby ratified and approved.

DATED:	July 9, 2025

/s/ Nicholas A. Giordano
Nicholas A. Giordano

THE RBB FUND, INC.

(the “Company”)

THE RBB FUND TRUST

(the “Trust”)

POWER OF ATTORNEY

Know All Men by These Presents, that the undersigned, Arnold M. Reichman, hereby constitutes and appoints Jillian L. Bosmann, Edward Paz, Steven Plump, and James G. Shaw his true and lawful attorneys, to execute in his name, place, and stead, in his capacity as Director/Trustee or officer, or both, of the Company and of the Trust, the Registration Statement and any amendments thereto and all instruments necessary or incidental in connection therewith, and to file the same with the U.S. Securities and Exchange Commission; and said attorneys shall have full power and authority to do and perform in his name and on his behalf, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises, as fully and to all intents and purposes as he might or could do in person, said acts of said attorneys being hereby ratified and approved.

DATED:	July 9, 2025

/s/ Arnold M. Reichman
Arnold M. Reichman

THE RBB FUND, INC.

(the “Company”)

THE RBB FUND TRUST

(the “Trust”)

POWER OF ATTORNEY

Know All Men by These Presents, that the undersigned, Robert Sablowsky, hereby constitutes and appoints Jillian L. Bosmann, Edward Paz, Steven Plump, and James G. Shaw his true and lawful attorneys, to execute in his name, place, and stead, in his capacity as Director/Trustee or officer, or both, of the Company and of the Trust, the Registration Statement and any amendments thereto and all instruments necessary or incidental in connection therewith, and to file the same with the U.S. Securities and Exchange Commission; and said attorneys shall have full power and authority to do and perform in his name and on his behalf, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises, as fully and to all intents and purposes as he might or could do in person, said acts of said attorneys being hereby ratified and approved.

DATED:	July 9, 2025

/s/ Robert Sablowsky
Robert Sablowsky

THE RBB FUND, INC.

(the “Company”)

THE RBB FUND TRUST

(the “Trust”)

POWER OF ATTORNEY

Know All Men by These Presents, that the undersigned, Brian T. Shea, hereby constitutes and appoints Jillian L. Bosmann, Edward Paz, Steven Plump, and James G. Shaw his true and lawful attorneys, to execute in his name, place, and stead, in his capacity as Director/Trustee or officer, or both, of the Company and of the Trust, the Registration Statement and any amendments thereto and all instruments necessary or incidental in connection therewith, and to file the same with the U.S. Securities and Exchange Commission; and said attorneys shall have full power and authority to do and perform in his name and on his behalf, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises, as fully and to all intents and purposes as he might or could do in person, said acts of said attorneys being hereby ratified and approved.

DATED:	July 9, 2025

/s/ Brian T. Shea
Brian T. Shea

THE RBB FUND, INC.

(the “Company”)

THE RBB FUND TRUST

(the “Trust”)

POWER OF ATTORNEY

Know All Men by These Presents, that the undersigned, Martha A. Tirinnanzi, hereby constitutes and appoints Jillian L. Bosmann, Edward Paz, Steven Plump, and James G. Shaw her true and lawful attorneys, to execute in her name, place, and stead, in her capacity as Director/Trustee or officer, or both, of the Company and of the Trust, the Registration Statement and any amendments thereto and all instruments necessary or incidental in connection therewith, and to file the same with the U.S. Securities and Exchange Commission; and said attorneys shall have full power and authority to do and perform in her name and on her behalf, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises, as fully and to all intents and purposes as she might or could do in person, said acts of said attorneys being hereby ratified and approved.

DATED:	July 9, 2025

/s/ Martha A. Tirinnanzi
Martha A. Tirinnanzi

Exhibit No.	Description
(j)(1)	Consent of Independent Registered Public Accounting Firm of Ernst & Young LLP
(j)(2)	Consent of Independent Registered Public Accounting Firm of Cohen & Company, Ltd.